Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of this 7th day of January, 2026 by and among (i) THE BEACHBODY COMPANY, INC., a Delaware corporation (“Parent”), (ii) BEACHBODY, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (the “Administrative Borrower”, and together with Parent, each direct and indirect Subsidiary of the Administrative Borrower listed as a Borrower on the signature pages hereto, and any additional Person joined as a borrower, each individually, a “Borrower”, and jointly and severally, collectively, “Borrowers”), (iii) each Guarantor, (iv) each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), and (v) TIGER FINANCE, LLC, as administrative agent and collateral agent under the Loan Documents (together with any successors and assigns in such capacities, “Agent”).

W I T N E S E T H:

WHEREAS, Borrowers, Agent, and Lenders are parties to that certain Credit Agreement, dated as of May 13, 2025 (as amended, modified, supplemented or restated and in effect from time to time prior to the date hereof, collectively the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Existing Credit Agreement, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Definitions. All capitalized undefined terms used in this Amendment shall have the meanings as set forth in the Amended Credit Agreement.
2.
Obligations Outstanding. Borrowers hereby acknowledge and agree that, in accordance with the terms and conditions of the Amended Credit Agreement and the other Loan Documents, Borrowers are liable to Agent and Lenders for all of the Obligations, including, without limitation, (a) for all principal and accrued interest owed under the Amended Credit Agreement and the other Loan Documents, whether now due or hereafter accruing; and (b) for all fees, charges, and costs (including attorneys’ fees and expenses) heretofore or hereafter incurred by Agent in connection with the protection, preservation, and enforcement by Agent of its rights and remedies under the Amended Credit Agreement and the other Loan Documents, including, without limitation, the negotiation and preparation of this Amendment, and any of the other documents, instruments or agreements executed in connection therewith. Borrowers further acknowledge and agree that as of the close of business on January 6, 2026, the aggregate principal balance of Obligations outstanding under the Amended Credit Agreement totaled not less than $25,000,000 and that Borrowers are unconditionally liable to Agent and Lenders for payment of the foregoing aggregate amount, at a minimum.
3.
Amendments to the Existing Credit Agreement. Subject to the satisfaction of each of the conditions set forth in Section 4 below and in reliance on the representations and warranties set forth in Section 5 below:
(a)
the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ and stricken text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text and double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto. For the avoidance of doubt, any Schedule, Exhibit or other attachment to the Existing Credit Agreement not amended pursuant to the terms of this Amendment shall remain in effect without any amendment or other modification thereto;
(b)
The following Schedules to the Existing Credit Agreement are hereby amended and restated in their entirety as set forth on Annex B attached hereto:
(i)
Schedule 7.1 (Financial Reporting and Collateral Reporting)
(ii)
Schedule 7.10(a) (Bank Accounts)
(iii)
Schedule 7.10(b) (Credit Card Processors)
(c)
Exhibit D (Form of Compliance Certificate) to the Existing Credit Agreement is hereby amended and restated in its entirety as set forth on Annex C attached hereto.
4.
Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of Agent:
(a)
Agent shall have received counterparts of this Amendment duly executed and delivered by each of the parties hereto.
(b)
Agent shall have received a solvency certificate signed by a Responsible Officer of Borrowers in form and substance satisfactory to Agent.
(c)
Agent shall have received an Amended and Restated Fee Letter in form and substance satisfactory to Agent.
(d)
Agent shall have received the results of a recent Lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located.
(e)
Agent shall have received a certificate, in form and substance reasonably satisfactory to Agent, signed by a Responsible Officer of Borrowers certifying there have been no changes to: (i) the Articles/Certificate of Incorporation and Bylaws (or other similar constituting documents) of Borrowers, and (ii) the incumbency certificates evidencing the identity, authority and capacity of each officer or agent of Borrowers authorized to execute and deliver this Amendment and the other Loan Documents to which Borrowers are party to and any other legal matters relating to Borrowers, the Loan Documents or the transactions contemplated thereby.
(f)
Borrowers shall have paid to Agent all expenses set forth in Section 7 below, including the Amendment Fee (as defined in the Amended and Restated Fee Letter); provided that legal fees may be paid within one (1) Business Day of the Amendment No. 1 Effective Date.
5.
Representations, Warranties, Covenants and Agreements of Borrowers. To induce Agent and Lenders to enter into this Amendment, Borrowers hereby represent, warrant, covenant and agree to and with Agent and Lenders:

(a)
this Amendment has been duly authorized and executed by, and constitutes legal, valid and binding agreements and obligations of Borrowers, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and by general equitable principles;
(b)
the execution, delivery and performance by Borrowers of this Amendment does not violate any provision of any law or regulation, or contravene any provision of Borrowers’ organizational documents or result in any breach of or default in any material respect under any contract, obligation, indenture or other instrument to which any Borrower is a party or by which any Borrower of its assets may be bound;
(c)
each Borrower is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified or licensed to do business and are in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to cause a Material Adverse Effect;
(d)
the Organizational Documents (including, without limitation, any authorizing resolutions) delivered to Agent on the Closing Date and on the date on which the Canadian Guarantors were joined to the Credit Agreement (the “Canadian Joinder Date”) pursuant to (i) that certain Omnibus Secretary’s Certificate dated as of the Closing Date, (ii) that certain Officer’s Certificate of Team Beachbody Canada Ltd. and Team Beachbody Canada Limited Partnership dated as of the Canadian Joinder Date, and (iii) that certain Officer’s Certificate of OpenFit Canada, Inc. dated as of the Canadian Joinder Date (collectively, the “Closing Certificates”) have not been amended, restated, supplemented, rescinded or otherwise modified since the Closing Date or Canadian Joinder Date, as applicable, and such organizational documents remain in full force and effect as of the date hereof, and the persons named in the Closing Certificates as duly qualified and acting officers of Loan Parties remain so qualified and acting and holding the same offices set forth therein;
(e)
each Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law. no consents, licenses or approvals are required in connection with the execution, delivery and performance by each Borrower and the validity against each Borrower of this Amendment;
(f)
that, after giving effect to the amendments set forth herein, each of the representations and warranties set forth in the Amended Credit Agreement (including all Schedules) are true and correct in all material respects (or in all respects to the extent already qualified by materiality) with the same effect as if made on and as of the date of the date hereof (other than representations and warranties that relate solely to an earlier date, which shall be true and correct in all material respects (or in all respects to the extent already qualified by materiality) on and as of such earlier date);
(g)
that the Obligations include, without limitation, those arising under the Amended Credit Agreement, and any future modifications, amendments, substitutions or renewals thereof;

(h)
that, after giving effect to the waiver set forth herein, no Default or Event of Default exists; and
(i)
Borrowers have consulted with independent legal counsel of Borrowers’ selection in connection with this Amendment, and Borrowers are not relying on any representations or warranties of Agent or Lenders or their counsel in entering into this Amendment.
6.
Ratification of Loan Documents. Except as specifically amended by this Amendment, all of the terms and conditions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect. Borrowers hereby ratify, confirm and reaffirm, all and singular, each of the terms and conditions of the Existing Credit Agreement and the other Loan Documents, and each of the warranties and representations made by Borrowers in the Existing Credit Agreement and the other Loan Documents.
7.
Expenses. Borrowers will reimburse, to the extent required by Section 7.11 of the Amended Credit Agreement, Agent for all expenses, costs and charges due and payable pursuant to the Amended Credit Agreement, including, without limitation, the legal fees, in connection with or relating to this Amendment.
8.
Breach. The breach of any agreement, covenant, warranty, representation or certification of Borrowers under this Amendment and/or the failure of Borrowers to perform their obligations under this Amendment shall constitute an Event of Default under the Amended Credit Agreement.
9.
Limited Amendment. Except as may have been specifically amended hereby, the terms and conditions of the Existing Credit Agreement and the other Loan Documents shall remain in full force and effect, and are hereby ratified and affirmed in all respects. This Amendment shall not be deemed a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Existing Credit Agreement or any other Loan Document, except as expressly set forth herein.
10.
Governing Law. The validity, interpretation and enforcement of this Amendment and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
11.
Entire Agreement. This Amendment embodies the entire understanding of the parties with respect to the subject matter thereof and supersedes all prior understandings regarding the same subject matter. This Amendment constitutes a Loan Document under the Amended Credit Agreement.
12.
Release of Claims. In consideration of Agent’s and Lenders’ agreements contained in this Amendment, each Borrower hereby irrevocably releases and forever discharges Agent and each Lender and its affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which each Borrower ever had or now has against Agent or any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender, or any other Released Person relating to the Amended Credit Agreement or any other Loan Document on or prior to the date hereof, except with respect to claims, suits, actions, investigations, proceedings or demands arising under this Amendment.

13.
Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under applicable law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect.
14.
Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of a signature page of this Amendment by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of such agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:

THE BEACHBODY COMPANY, INC.

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer

BEACHBODY, LLC

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer

Team Beachbody Canada, LLC

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer

Beachbody INTERNATIONAL, LLC

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer

OPENFIT, LLC

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer

LADDER, LLC

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer

MYX FITNESS, LLC

By: /s/ Carl Daikeler

Name: Carl Daikeler

Title: Chief Executive Officer

[Signature Page to Amendment No. 1]

GUARANTORS:

TEAM BEACHBODY CANADA LIMITED PARTNERSHIP, a British Columbia limited partnership, by its general partner, TEAM BEACHBODY CANADA LTD.

By: /s/ Jonathan Gelfand

Name: Jonathan Gelfand

Title: General Counsel and Corporate Secretary

TEAM BEACHBODY CANADA LTD., a British Columbia company

By: /s/ Jonathan Gelfand

Name: Jonathan Gelfand

Title: General Counsel and Corporate Secretary

OPENFIT CANADA, INC., a British Columbia company

By: /s/ Jonathan Gelfand

Name: Jonathan Gelfand

Title: General Counsel and Corporate Secretary

[Signature Page to Amendment No. 1]

AGENT AND A LENDER: TIGER FINANCE, LLC By: /s/ Jason Shanahan Name: Jason Shanahan Title: Managing Director

[Signature Page to Amendment No. 1]

LENDER: SG CREDIT PARTNERS, INC. By: /s/ Marc Cole Name: Marc Cole Title: Chief Executive Officer

[Signature Page to Amendment No. 1]

ANNEX A

Amended Credit Agreement

[See attached.]

Execution Version

Annex A to Amendment No. 1 to Credit Agreement

CREDIT AGREEMENT

Dated as of May 13, 2025

among

THE BEACHBODY COMPANY, INC.,

As the Parent

BEACHBODY, LLC,

As the Administrative Borrower

The Other Borrowers Party Hereto,

The Guarantors Party Hereto,

The Lenders Party Hereto,

and

TIGER FINANCE, LLC

as Agent

TABLE OF CONTENTS

SECTION 1. DEFINITIONS 6

1.1 Defined Terms 6

1.2 Interpretative Provisions ~~36~~37

1.3 Accounting Terms ~~37~~38

1.4 Rounding 38

1.5 Designation of Administrative Borrower as Borrowers’ Agent 38

1.6 Business Day ~~38~~39

SECTION 2. CREDIT FACILITY ~~38~~39

2.1 Closing Date Term Loan; Uncommitted Incremental Term Loans. ~~38~~39

2.2 Power of Attorney 39

2.3 Borrowings of Term Loans 39

2.4 Joint and Several Liability 39

SECTION 3. INTEREST AND FEES 40

3.1 Rates and Payment of Interest 40

3.2 Computation of Interest and Fees ~~40~~41

3.3 Fee Letter 41

3.4 Unpaid Interest and Fees 41

3.5 Increased Costs 41

3.6 Maximum Interest ~~41~~42

SECTION 4. CONDITIONS PRECEDENT ~~41~~42

4.1 Conditions Precedent to Effectiveness of this Agreement 42

4.2 Conditions Precedent to the Term Loans 44

SECTION 5. PAYMENTS AND ADMINISTRATION 45

5.1 Payments Generally, Allocation of Proceeds; Collection Account Proceeds 45

5.2 Indemnity for Returned Payments 46

5.3 Repayments 46

5.4 Prepayments; Early Termination 46

5.5 Statements 47

5.6 Borrowers’ Loan Account; Evidence of Debt 47

5.7 Taxes 47

SECTION 6. REPRESENTATIONS AND WARRANTIES ~~50~~51

6.1 Organization; Powers ~~50~~51

6.2 Authorization; Enforceability 51

6.3 No Conflicts 51

6.4 Governmental Approvals 51

6.5 Financial Statements; No Material Adverse Effect; Solvent ~~51~~52

6.6 Properties; No Filed Liens ~~51~~52

6.7 Litigation 52

6.8 Compliance with Laws 52

6.9 Environmental Condition 52

6.10 No Defaults 52

6.11 Material Contracts ~~52~~53

6.12 Restrictive Agreements ~~52~~53

6.13 Taxes ~~52~~53

6.14 ERISA 53

6.15 Insurance 53

6.16 Capitalization and Subsidiaries 53

6.17 Security Interest in Collateral 53

6.18 Brokers ~~53~~54

6.19 Intellectual Property ~~53~~54

6.20 Labor Relations 54

6.23 Margin Regulations, Investment Company Act, Etc. 54

6.24 OFAC 54

6.25 Complete Disclosure ~~54~~55

6.26 Business Plan ~~54~~55

SECTION 7. AFFIRMATIVE COVENANTS ~~54~~55

7.1 Financial Statements~~, Borrowing Base Certificate~~  and Other Information ~~54~~55

7.2 Notices of Material Events 55

7.3 Existence 55

7.4 Payment of Obligations ~~55~~56

7.5 Maintenance of Properties ~~55~~56

7.6 Compliance with Laws; Material Contracts 56

7.7 Insurance 56

7.8 Inspection Rights 57

7.9 Use of Proceeds ~~57~~58

7.10 Cash Management; Collection of Proceeds of Collateral; Credit Card Notifications ~~57~~58

7.11 Costs and Expenses 58

7.12 Field Examinations and Appraisals ~~58~~59

7.13 Business Plan 59

7.14 Employee Benefit Plans 59

7.15 Post-Closing. 59

SECTION 8. NEGATIVE COVENANTS 59

8.1 Indebtedness 59

8.2 Liens 59

8.3 Fundamental Changes 59

8.4 Asset Sales 60

8.5 Investments 60

8.6 Transactions with Affiliates 60

8.7 Change in Business ~~60~~61

8.8 Restricted Payments ~~60~~61

8.9 Restrictive Agreements 61

8.10 Certain Payments of Indebtedness, Etc 61

8.11 Amendment of Material Documents 61

8.12 Sale and Leaseback ~~61~~62

8.13 Subordinated Debt 62

8.14 Restricted Businesses 62

8.15 ~~Capital Expenditures~~[Reserved] 62

SECTION 9. FINANCIAL COVENANT; BILLING AND SUBSCRIPTION TARGET COVENANTS; CURE RIGHT 62

9.1 Minimum Liquidity. 62

9.2 Minimum Total Billings. 62

9.3 Minimum Digital Subscriptions. 62

9.4 Cure Right. 62

9.5 Minimum Billings Fixed Charge Coverage Ratio. 63

SECTION 10. EVENTS OF DEFAULT AND REMEDIES ~~63~~64

10.1 Events of Default ~~63~~64

10.2 Remedies ~~64~~65

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW; ERRONEOUS PAYMENTS ~~65~~66

11.1 Governing Law; Choice of Forum; Jury Trial Waiver ~~65~~66

11.2 Waiver of Notices 66

11.3 Amendments and Waivers ~~66~~67

11.4 Waiver of Counterclaims ~~66~~67

11.5 Indemnification ~~66~~67

11.6 Recovery of Erroneous Payments ~~67~~68

SECTION 12. AGENT ~~67~~68

12.1 Appointment and Authority ~~67~~68

12.2 Rights as Lender 68

12.3 Exculpatory Provisions ~~68~~69

12.4 Reliance by Agent 69

12.5 Delegation of Duties ~~69~~70

12.6 Resignation of Agent ~~69~~70

12.7 Non-Reliance on Agent and Other Lenders 70

12.8 No Other Duties, Etc. ~~70~~71

12.9 Agent May File Proofs of Claim ~~70~~71

12.10 Collateral and Guaranty Matters ~~70~~71

12.11 Notice of Transfer ~~71~~72

12.12 Reports and Financial Statements ~~71~~72

12.13 Agency for Perfection 72

12.14 Indemnification of Agent 72

12.15 Relation among Lenders ~~72~~73

SECTION 13. NOTICES; MISCELLANEOUS ~~72~~73

13.1 Notices ~~72~~73

13.2 Partial Invalidity ~~73~~74

13.3 Successors ~~73~~74

13.4 Entire Agreement ~~74~~75

13.5 USA Patriot Act ~~74~~75

13.6 Counterparts, Etc. ~~74~~75

13.7 Treatment of Certain Information; Confidentiality ~~74~~75

SECTION 14. CONTINUING GUARANTY ~~75~~76

14.1 Guaranty ~~75~~76

14.2 Rights of Lenders ~~75~~76

14.3 Certain Waivers 76

14.4 Obligations Independent ~~76~~77

14.5 Subrogation ~~76~~77

14.6 Termination; Reinstatement ~~76~~77

14.7 Subordination ~~76~~77

14.8 Stay of Acceleration 77

14.9 Condition of Loan Parties 77

14.10 Limitation of Guaranty ~~77~~78

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Credit Card Notification
Exhibit C-1	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Master Intercompany Note

Schedule 1.1	Commitments
Schedule 1.2	Locations
Schedule 6.6(b)	Permitted Liens
Schedule 6.7	Litigation
Schedule 6.9	Environmental Matters
Schedule 6.11	Material Contracts
Schedule 6.12	Restrictive Agreements
Schedule 6.13	Taxes
Schedule 6.15	Insurance
Schedule 6.16	Subsidiaries

Schedule 6.19	Intellectual Property
Schedule 6.21	Collective Bargaining Agreements
Schedule 7.1	Financial and Collateral Reporting
Schedule 7.10(a)	Bank Accounts
Schedule 7.10(b)	Credit Card Issuers; Credit Card Processors
Schedule 7.15	Post-Closing
Schedule 8.1	Permitted Indebtedness
Schedule 8.5	Permitted Investments
Schedule 8.6	Transactions with Affiliates

CREDIT AGREEMENT

This Agreement (this “Agreement”) is dated as of May 13, 2025, among (i) THE BEACHBODY COMPANY, INC., a Delaware corporation (“Parent”), (ii) BEACHBODY, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (the “Administrative Borrower”, and together with Parent, each direct and indirect Subsidiary of the Administrative Borrower listed as a Borrower on the signature pages hereto, and any additional Person joined hereto as a borrower, each individually, a “Borrower”, and jointly and severally, collectively, “Borrowers”), (iii) each Guarantor (as defined herein), (iv) each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and (v) TIGER FINANCE, LLC, as administrative agent and collateral agent under the Loan Documents (together with any successors and assigns in such capacities, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers have requested that Lenders provide a credit facility to Borrowers, and Lenders are willing to provide such credit facility on the terms and conditions set forth herein and in the other Loan Documents (as defined below).

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.
DEFINITIONS
1.1
Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accounts” means “accounts” as defined in the UCC, including all present and future rights of Borrowers to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Additional Amount” has the meaning set forth in Section 5.7(a).

“Administrative Borrower” has the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding ten percent (10%) or more of any class of the Equity Interests of that Person, and (iv) any other Person ten percent (10%) or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” has the meaning set forth in the preamble.

“Agent Affiliate” means, with respect to Agent, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise.

“Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement dated as of the Amendment No. 1 Effective Date, among Borrowers, Lenders and Agent.

“Amendment No.1 Effective Date” means January 7, 2026.

“Apple Account” means an Account owing by Apple Inc. or its Affiliates.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means, during the applicable periods set forth below, the percentage set forth in the following table under the heading “Margin”:

Pricing Level	Fixed Charge Coverage Ratio	Margin
I	Greater than 1.10:1.00	7.75%
II	Less than or equal to 1.10 to 1.00	9.00%

Notwithstanding the foregoing, (a) from the Closing Date through ~~May~~December 31, 2026 and (b) upon the occurrence and during the continuance of a Specified Event of Default, the Applicable Margin will be based on Pricing Level II. Except as set forth in the foregoing sentence, the Applicable Margin shall be calculated by Agent on a monthly basis based on the consolidated financial results and Compliance Certificates delivered by the Administrative Borrower pursuant to Section 7.1. Any increase or decrease in the Applicable Margin resulting from a change in the Fixed Charge Coverage Ratio (it being agreed and acknowledged that the first adjustment to the Applicable Margin shall not occur prior to delivery of the Compliance Certificate for the Test Period ended December 31, 2026) shall become effective as of the first calendar day of the month following such calculation; provided, however, that if the Compliance Certificates (including any required financial information in support thereof) are not delivered when due, then Pricing Level II shall apply until such time as such Compliance Certificates and supporting information are delivered. Any adjustment in the Applicable Margin shall be applicable to all Term Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, Agent determines that (a) the Fixed Charge Coverage Ratio as calculated by the Administrative Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Fixed Charge Coverage would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period unless waived by Agent; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Agent shall have no obligation to repay any interest or fees to Borrowers.

“Appraised Value” means with respect to Eligible Intellectual Property, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value, shall be determined from time to time by reference to the most recent appraisal prepared by Hilco (or one of its affiliates) and received by Agent. As of the Closing Date, the Appraised Value is the liquidation value set forth in the appraisal prepared by Hilco and delivered to Agent prior to the Closing Date.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as Agent from time to time determines in its Permitted Discretion as reflecting (a) any impediments to Agent’s ability to realize upon the Collateral, (b) claims and liabilities that Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral or (c) criteria, events, conditions, contingencies or risks which adversely affect the Collateral. Without limiting the generality of the foregoing, by way of example and not limitation, Availability Reserves may include (but are not limited to), in Agent’s Permitted Discretion, reserves based on, without duplication: (i) rent and rent arrearages, net of prepaid rent and rent deposits of the Loan Parties; provided, that, as long as no Event of Default is continuing, such Availability Reserves in respect of rent shall be limited to an amount not to exceed three months’ rent for all of the Loan Parties’ leased locations other than such leased locations with respect to which Agent has received a Collateral Access Agreement; (ii) customs duties, freight charges, royalties, taxes, tariffs, insurance charges and other import charges that may reasonably be expected to come due; (iii) outstanding Taxes and other governmental charges due and owing by Borrowers or any Loan Party but unpaid, including, without limitation, ad valorem, real estate, personal property, sales, goods and services, harmonized sales, claims of PBGC and other Governmental Authorities in respect of Plans and other Taxes due and owing by Borrowers or any Loan Party which may reasonably be expected to be subject to Liens that have priority over or are pari passu with the Liens of Agent in the Collateral; provided, that, any such amounts in respect of Taxes shall be net of prepaid taxes of the Loan Parties; (iv) the fixed storage component of charges (but excluding the variable component of such charges) owing to logistics providers, unpaid warehousemen’s or bailee’s charges due and owing by Borrowers or any Loan Party which may reasonably be expected to have priority over or are pari passu with the Liens of Agent in the Collateral; provided, that, as long as no Event of Default is continuing, such Availability Reserves in respect of such charges shall be limited to an amount not to exceed three months’ charges for all of the Loan Parties.

“Billings Fixed Charge Coverage Ratio” means, with respect to any fiscal period, the ratio of (a) Total Billings for such period, minus Total Expenses for such period, to (b) Fixed Charges for such period. For the avoidance of doubt, for purposes of determining the Billings Fixed Charge Coverage Ratio for any fiscal period, Total Billings and Total Expenses shall be calculated in a manner consistent with the Total Billings and Total Expenses data set forth on the Business Plan of Borrowers delivered by the Administrative Borrower to Agent and accepted by Agent on or prior to the Amendment No. 1 Effective Date.

“BOGO Subscriptions” means Digital Subscriptions that are “Buy One Get One Free” subscriptions.

“Borrower” has the meaning set forth in the preamble.

“Borrower Affiliate” means, with respect to Borrowers, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (i) to vote more than fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise.

“Borrower Materials” means any ~~Borrowing Base information,~~ reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(i)
the face amount of Eligible Accounts multiplied by ninety percent (90%); plus
(ii)
the Net Orderly Liquidation Value of Eligible Inventory, multiplied by eighty-five percent (85%); plus
(iii)
the aggregate amount of Eligible Pledged Cash multiplied by one hundred percent (100%); plus
(iv)
the Appraised Value of Eligible Intellectual Property, multiplied by thirty-three percent (33%); minus
(v)
Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to Agent pursuant to Section 7.1 absent manifest error and as adjusted to give effect to Reserves imposed to the extent permitted by the terms of this Agreement following such delivery (without duplication of Reserves in effect under the Borrowing Base).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A hereto, which is duly completed (including all schedules thereto) and executed by a Responsible Officer of the Administrative Borrower and delivered to Agent. It is agreed and acknowledged that the Borrowers shall not be required to deliver a Borrowing Base Certificate after the Amendment No. 1 Effective Date.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which Lenders are open for the transaction of business.

“Business Plan” means, with respect to any fiscal year of the Loan Parties, (i) a detailed forecast prepared by management of the Loan Parties for such fiscal year, which shall include (without limitation) a consolidated income statement, balance sheet, and statement of cash flows, by month, each (other than the statement of cash flows) prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices, and (ii) updated Forecasted Total Billings and updated Forecasted Digital Subscriptions for purposes of the covenants set forth in Section 9.2 and Section 9.3. For the avoidance of doubt, the Business Plan (i) in effect (x) as of the Closing Date for the fiscal year of Borrowers ending December 31, 2025 and (y) for the fiscal year of Borrowers ending December 31, 2026, ~~shall be~~was the Business Plan applicable to such fiscal years of Borrowers delivered by the Administrative Borrower to Agent and accepted by Agent on or prior to the Closing Date, ~~and~~ (ii) in effect as of the Amendment No. 1 Effective Date for the fiscal year of the Borrowers ending December 31, 2026 is the Business Plan applicable to such fiscal year of the Borrowers in the plan attached to that certain email dated December 29, 2025 from the Administrative Agent to the Borrowers, and (iii) in effect for the fiscal year of Borrowers ending December 31, 2027, shall include updated Forecasted Total Billings and updated Forecasted Digital Subscriptions to be mutually agreed.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or the Government of Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, as applicable, in each case, maturing within one year from the date of acquisition thereof; (b) commercial paper, maturing not more than one year after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (c) certificates of deposit maturing not more than one year after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government, Canada, or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof; and (g) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group or Moody's Investors Service, Inc. and (h) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (g) above.

“Cash Management Bank” means Bank of America or any of its Affiliates.

“Cash Threshold” means (i) the cash balance in all bank and investment accounts identified on Schedule 7.10(a) hereof, plus (ii) cash in-transit from all Credit Card Processors identified on Schedule 7.10(b) hereof, minus (iii) Total Outstandings.

“Cash Pledge and Security Agreement” means, with respect to Eligible Pledged Cash, a cash pledge and security agreement, delivered after the Closing Date, made in favor of Agent, in form to be reasonably agreed by Administrative Borrower and Agent, as the same may thereafter be amended, modified, supplemented, renewed, restated or replaced.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (a) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)
the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of Agent), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means May 13, 2025.

“Closing Date Term Loan” has meaning set forth in Section 2.1(a).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CME Term SOFR Administrator’s Website” means the CME Term SOFR Administrator’s website, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for the secured overnight financing rate identified as such by the CME Term SOFR Administrator from time to time.

“Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Security Documents and any and all other property of the Loan Parties, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of Lender to secure the Obligations.

“Collateral Access Agreement” means an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to the Loan Parties or any other person who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent.

“Collection Account” means the deposit account of the Loan Parties identified on Schedule 7.10(a) as the Collection Account and such other accounts as may be established after the Closing Date in accordance with the terms hereof used to receive payments on Accounts and proceeds of other Collateral.

“Commitment” means, with respect to each Lender, such Lender’s commitment to make Term Loans to Borrowers under this Agreement in the amount set forth opposite such Lender’s name on Schedule 1.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the Loan Parties, Agent and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account) with respect to a securities account or deposit account, as the case may be, that is sufficient to perfect the security interests of Agent therein.

“Cost” means the lower of cost or market value of Inventory, based upon the Loan Parties’ accounting practices, known to Agent, which practices are in effect on the Closing Date, or otherwise approved by Agent in its Permitted Discretion or required by GAAP, as such calculated cost is determined from invoices received by the Loan Parties, the Loan Parties’ purchase journals or the Loan Parties’ stock ledger.

“Covenant Testing Period” means the period (a) commencing on the date that the Cash Threshold is less than $4,600,000, and (b) ending on the first day thereafter on which the Cash Threshold is equal to or greater than $4,600,000 for sixty (60) consecutive days.

“Credit Card Issuer” means Visa, MasterCard, American Express, Discover and any other credit and debit card issuers approved by Agent in its Permitted Discretion.

“Credit Card Notification” has the meaning provided in Section 7.10(b).

“Credit Card Processor” means any servicing or processing agent or any financial intermediary that facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” or “payment intangible” (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party in the ordinary course of its business.

“Credit Facility” means the Term Loans provided to or for the benefit of Borrowers pursuant to Section 2.1 hereof.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender, (ii) each Lender Affiliate, (iii) Agent, (iv) each Agent Affiliate, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses incurred by Agent and any Agent Affiliate in connection with this Agreement, the other Loan Documents, including, without limitation, (i) the reasonable and documented fees, charges and disbursements of (A) counsel for Agent and Lenders (limited to the reasonable and documented out-of-pocket fees and expenses of one (1) primary outside counsel to Agent, one (1) primary outside counsel to Lenders and, if necessary, one (1) local counsel for Agent in each relevant jurisdiction material to the interests of Agent (which may include a single special counsel acting in multiple jurisdictions)and one (1) local counsel for Lenders (taken as whole) in each relevant jurisdiction material to the interests of the Lenders (which may include a single special counsel acting in multiple jurisdictions), any regulatory or other special counsel to Agent reasonably deemed necessary by Agent and, in the event of any actual conflict of interest, one (1) additional counsel in each relevant jurisdiction to each group of affected parties that are similarly situated (taken as a whole)), (B) outside consultants for Agent, (C) appraisers engaged to conduct appraisals required under this Agreement, (D) commercial finance examinations, (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations (with any counsel fees of Lenders (taken as a whole) and Agent in respect of the same subject to the same governor set forth in clause (a)(i)(A) above), (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) (with any counsel fees of Lenders (taken as a whole) and Agent in respect of the same subject to the same governor set forth in clause (a)(i)(A) above), and (B) the enforcement or protection of the rights of Agent in connection with this Agreement or the Loan Documents or efforts to monitor, preserve, protect, collect, or enforce the Collateral (with any counsel fees of Lenders (taken as a whole) and Agent in respect of the same subject to the same governor set forth in clause (a)(i)(A) above); (b) all customary fees and charges (as adjusted from time to time) of Agent with respect to access to online Loan information, the disbursement of funds (or the receipt of funds) to or for the account of the Loan Parties (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith; and (c) upon the occurrence and during the continuance of an Event of Default, all reasonable out-of-pocket expenses incurred by Agent, or any Agent Affiliate of any of them.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), three and one-half percent (3.50%).

“Designated Deposit Account” means such checking, savings or other demand deposit accounts maintained by the Loan Parties and any Borrower Affiliate, as same are identified in Schedule 7.10(a) hereof and in existence on the Closing Date.

“Digital Subscriptions” means total digital subscriptions across all channels of the Loan Parties (including, for the avoidance of doubt, all BOGO Subscriptions).

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interest and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of any Loan Party or any Subsidiary or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by any Loan Party or any Subsidiary thereof in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Equity Interest, such Equity Interests shall not be deemed to be Disqualified Equity Interest. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interest solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interest. The amount of Disqualified Equity Interest deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties or their Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interest or portion thereof, plus accrued dividends.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means for any applicable period, the net income of the Loan Parties and their Subsidiaries for such period, before (i) interest, (ii) taxes, (iii) depreciation, (iv) other non-cash amortization expenses, (v) other non-cash items, (vi) transaction expenses, fees or charges incurred in connection with the Credit Facility in an aggregate amount not to exceed $2,000,000, and (vii) the loss on extinguishment of the Existing Indebtedness, determined in accordance with GAAP.

“Eligible Account” means an Account of Borrowers which arises in the ordinary course of business of Borrowers from the sale of goods or the provision of services, in each case which is payable in Dollars, and is subject to Agent’s duly perfected first priority Lien subject only to Permitted Liens. Without limiting the generality of the foregoing, unless otherwise determined by Agent in the exercise of its Permitted Discretion, no Account shall be an Eligible Account if:

(i)
it is not either an Apple Account, a Google Account, or a Roku Account;
(ii)
[reserved];
(iii)
[reserved];
(iv)
any covenant, representation or warranty contained in the Loan Documents with respect to such Account is inaccurate, untrue or has been breached;
(v)
the account debtor is also the Loan Parties’ creditor or supplier to the extent that it has the right to offset, deduct or assert counterclaims with respect to such Account, or the account debtor has disputed liability with respect to such Account, or the account debtor has made any claim with respect to any other Account due from such account debtor to the Loan Parties, or Accounts which are owed by an account debtor to which a Borrower is indebted in any way, or which are subject to any right of setoff by the account debtor, including, without limitation, where the account debtor is owed amounts by a Borrower for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff and without duplication of any such indebtedness or right of setoff accounted for in the calculation of dilution as determined by Agent in its Permitted Discretion and with two (2) weeks’ prior notice to Borrowers of any change in the calculation thereof, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided that, the Accounts of such account debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback;
(vi)
an Insolvency Proceeding has been commenced by or against the account debtor or the account debtor has failed, suspended or ceased doing business;
(vii)
the account debtor is not or has ceased to be Solvent;
(viii)
it arises from a sale to an account debtor that is organized under the laws of any jurisdiction outside of the United States or that has its principal office, assets or place of business outside the United States;

(ix)
it arises from a sale to the account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis, but only to the extent of the amount subject to repurchase or return;
(x)
the account debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless the applicable Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year;
(xi)
the account debtor is located in a state in which the applicable Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports;
(xii)
the Account is not at all times subject to Agent’s perfected first priority security interest;
(xiii)
the Account is subject to a Lien other than a Permitted Lien;
(xiv)
the goods giving rise to such Account have not been accepted by the account debtor or the Account otherwise does not represent a final sale;
(xv)
the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;
(xvi)
the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis;
(xvii)
a Borrower has made any agreement with the account debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account or are otherwise disclosed to Agent in writing hereof;
(xviii)
[reserved];
(xix)
the account debtor has made a partial payment with respect to such Account not in the ordinary course of business;
(xx)
it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes;
(xxi)
the account debtor is the United States of America or other governmental or quasi-governmental unit, agency or subdivision of any kind;
(xxii)
the Account owed by any account debtor involved in any manner in the gun or armament industry, whether as a manufacturer, distributor, wholesaler, or otherwise; or
(xxiii)
it arises from a Borrower’s participation in Restricted Businesses.

“Eligible Intellectual Property” means Intellectual Property of a Borrower determined by Agent in its Permitted Discretion, to be eligible for inclusion in the calculation of the Borrowing Base. Without limiting the foregoing, no Intellectual Property shall be Eligible Intellectual Property unless:

(xxiv)
such Borrower owns and has good and valid title to such Intellectual Property, free and clear of any Lien (other than (a) Liens granted to Agent, and (b) Permitted Liens);
(xxv)
such Borrower is in compliance with the representations, warranties and covenants set forth in this Agreement and the other Loan Documents relating to such Intellectual Property and such Intellectual Property conforms in all material respects with the covenants or representation and warranties in the Loan Documents;
(xxvi)
if such Intellectual Property is issued or registered, then such Intellectual Property shall be validly issued or registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other equivalent foreign filing or registration office, as applicable;
(xxvii)
Agent shall have a perfected, first-priority (subject to any Permitted Liens) Lien on such Intellectual Property under applicable Law in favor of Agent; and
(xxviii)
such Intellectual Property was included in the most-recent appraisal received by Agent under this Agreement.

“Eligible Inventory” means Inventory owned by a Borrower which is held for resale located in the continental United States, in each case, comprised of finished goods (and not work-in process), which Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, unless otherwise determined by Agent in the exercise of its sole discretion, no such Inventory shall be Eligible Inventory unless:

(i) it is Inventory in good, saleable condition and not materially defective;

(ii) it is not held on consignment or other sale or return terms;

(iii) it meets all standards imposed by any governmental authority;

(iv) it conforms in all respects to the warranties and representations set forth in the Loan Documents;

(v) it is at all times subject to Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien;

(vi) it is situated at a location in compliance with this Agreement;

(viii) it is not the subject of a negotiable warehouse receipt or other negotiable document or under license to a third party;

(ix) it is not in-transit Inventory;

(x) it does not consist of generic shipping boxes, packaging materials, labels, samples, display items, bags, and other similar items; or

(xi) it does not arise from a Borrower’s participation in Restricted Businesses.

“Eligible Pledged Cash” means cash pledged as collateral security for the payment and performance of all Secured Obligations (as such term is defined in the Cash Pledge and Security Agreement) pursuant to the Cash Pledge and Security Agreement, which cash is held in a Pledged Cash Collateral Account (as such term is defined in the Cash Pledge and Security Agreement) and is at all times subject to a first-priority perfected security interest in favor of Agent. As of the Closing Date, the Eligible Pledged Cash is $0.00.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Loan Parties, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (ii) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Loan Parties or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Loan Parties or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Loan Parties or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Loan Parties or any of their ERISA Affiliates from any Plan or Multiemployer Plan; or (vii) the receipt by the Loan Parties or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Loan Parties or any ERISA Affiliate of any notice, concerning the imposition upon the Loan Parties or any of their ERISA Affiliates of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Agent or Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof)

or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its applicable lending office, except in each case to the extent that, pursuant to Section 5.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.7(e) and (d) any Taxes imposed under FATCA.

“Existing Debt” means Indebtedness owing to the lenders under that certain Financing Agreement dated August 8, 2022 and made by Beachbody, LLC as borrower, The Beachbody Company, Inc. as parent, Blue Torch Finance, LLC as administrative agent and the other parties thereto, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Facility Guaranty” means, individually and collectively, any Guaranty Obligation made by a Guarantor in favor of Agent on or after the Closing Date, in form and substance reasonably satisfactory to Agent, as the same may thereafter be amended, modified, supplemented, renewed, restated or replaced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to money center banks on such day on such transactions as determined by Lender.

“Fee Letter” means the letter agreement, dated as of the ~~Closing~~Amendment No. 1 Effective Date, among Borrowers and Agent.

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA for the most recently ended twelve-month period, minus unfinanced Capital Expenditures of the Loan Parties and their Subsidiaries on a consolidated basis for such period, to (b) Fixed Charges for such period.

“Fixed Charges” means, for the period in question, on a consolidated basis, the sum of (a) all principal payments scheduled and paid in cash during or with respect to such period in respect of Indebtedness of the Loan Parties and their Subsidiaries, plus (b) all interest expense of the Loan Parties and their Subsidiaries for such period paid in cash attributable to such period, plus (c) all Taxes of the Loan Parties and their Subsidiaries paid for such period, plus (d) all cash distributions (including Tax Distributions, if applicable), dividends, redemptions and other cash payments made or required to be made during by the Loan Parties and their Subsidiaries such period with respect to equity securities or subordinated debt issued by any Loan Party (other than intercompany dividends or distributions to another Loan Party).

“Forecasted Digital Subscriptions” means the number of Digital Subscriptions forecasted in the Business Plan of Borrowers for the relevant fiscal ~~quarter~~month of Borrowers.

“Forecasted Total Billings” means the number of Total Billings forecasted in the Business Plan of Borrowers for the relevant trailing three (3) months of Borrowers.

“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any Subsidiary of any Person (a) that is not organized or incorporated in the United States, any State thereof or the District of Columbia, (b) is a “controlled foreign corporation” under Section 957 of the Code, or (c) if substantially all of the assets of such Subsidiary consists of Equity Interests in one or more Subsidiaries described in clause (a) above.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Google Account” means an Account owing by Google LLC or its Affiliates.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).

“Guarantor” means each Person who executes or becomes a party to this Agreement as a guarantor pursuant to Section 14, Schedule 7.15 or otherwise executes and delivers a Facility Guaranty and each other Person that guarantees payment or performance of the Obligations. For the avoidance of doubt, as of the Closing Date, there are no Guarantors.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Immaterial Subsidiary” means, so long as no Default or Event of Default exists, a Subsidiary of a Loan Party designated by the Administrative Borrower's board of directors as such, provided that no Subsidiary may be designated as an Immaterial Subsidiary unless it does not have any material liabilities, is not engaged in any business or commercial activities, does not own any assets, individually or in the aggregate with all other Immaterial Subsidiaries, with a book value of more than $250,000, it is not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any Indebtedness or other material obligations, and none of its assets are included in the calculation of Borrowing Base immediately prior to such Subsidiary's being designated as an Immaterial Subsidiary. The foregoing notwithstanding, as of the Closing Date and unless and until determined by Agent in its sole discretion at any time a Subsidiary of a Loan Party does not otherwise qualify as an Immaterial Subsidiary, BEACHBODY UK, LTD., a company organized in England & Wales, shall be deemed an Immaterial Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid or accrued, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person, and including to the extent due and payable, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, Lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) all obligations of such Person under Hedge Agreements, (viii) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (solely to the extent unreimbursed or not cash collateralized), (ix) all Disqualified Equity Interests, (x) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (xi) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness. For the avoidance of doubt, Indebtedness shall not include (i) endorsements of checks or drafts arising in the ordinary course of business, and (ii) operating leases.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (ii) to the extent not otherwise described in subsection (i), Other Taxes.

“Information Certificate” means the Information Certificate dated as of the Closing Date completed and executed by the Loan Parties and delivered to Agent.

“Insolvency Proceeding” means a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any Debtor Relief Law, any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity).

“Intellectual Property” means the Loan Parties’ now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable Law with respect to the Loan Parties’ use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained; and digital content library.

“Interest Rate” means a rate equal to the sum of (i) the Term SOFR Rate, plus (ii) the Applicable Margin then in effect, plus (iii) the Default Rate, if applicable. Agent may, at its option, implement the Default Rate at any time after the occurrence and during the continuation of an Event of Default hereunder.

“Inventory” has the meaning set forth in the UCC.

“Investment” shall have the meaning set forth in Section 8.5 hereof.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Affiliate” means, with respect to a Lender, any other Person (excluding any Subsidiary) which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power either (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies, whether through the ownership of Equity Interests, by agreement or otherwise.

“Lien” means any interest in property that secures an obligation owed to, or a claim by, another Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, lease, or other title exception or encumbrance.

“Liquidity” means the result of (i) the cash balance in all bank and investment accounts identified on Schedule 7.10(a) hereof which are subject to a Control Agreement and/or other agreements acceptable to Agent; provided, that, the requirement that such bank and investment accounts be subject to a Control Agreement and/or other agreements acceptable to Agent shall not apply until the after the deadline for executing Control Agreements contemplated by Section 7.15 so long as in lieu thereof Borrowers provide to Agent screen shots of the relevant bank account balances used for inclusion in the determination of Liquidity for purposes of Section 9.1, minus (ii) the amount of all outstanding and uncashed checks.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Subordination Agreements, Amendment No. 1, the Fee Letter, the Master Intercompany Note, and all notes, guarantees,

intercreditor agreements and all other agreements, documents and instruments, now or at any time hereafter executed and/or delivered by the Loan Parties in connection with this Agreement.

“Loan Party” or “Loan Parties” means, individually or collectively, as the context requires, Borrowers and each Guarantor.

“Master Intercompany Note” means a Master Intercompany Note substantially in the form of Exhibit E hereto, executed by the Parent and its Subsidiaries from time to time party thereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, results of operations, property or financial condition of the Loan Parties (taken as a whole), (ii) the ability of the Loan Parties (taken as a whole) to perform their obligations, when such obligations are required to be performed under this Agreement or any of the other Loan Documents or (iii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent hereunder or thereunder or the perfection or priority of any security interest or Lien in favor of Agent.

“Material Contract” means (i) each contract listed on Schedule 6.11 from time to time, and (ii) any other written contract or other written agreement (other than the Loan Documents) to which the Loan Parties are a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or could reasonably be expected to have a Material Adverse Effect, as the same is notified by Administrative Borrower to Agent which shall be deemed to supplement Schedule 6.11.

“Material Indebtedness” means each Indebtedness (other than the Term Loans) of the Loan Parties having in the aggregate an outstanding principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Loan Parties would be required to pay if such Hedge Agreement were terminated at such time.

“Material Intellectual Property” means any Intellectual Property that, individually or in the aggregate, is material to the operation of the business of Borrowers and their Subsidiaries, taken as a whole.

“Maturity Date” means May 13, 2028; provided, that so long as (a) no Default or Event of Default has occurred and is continuing, and (b) the Administrative Borrower timely delivers to Agent a Maturity Extension Request, Agent and the Lenders may agree, each in their sole and absolute discretion, to extend the Maturity Date by twelve (12) months on no greater than two (2) occasions; provided, further, that no such extension shall become effective without the prior written consent of Agent and all Lenders.

“Maturity Extension Request” means a written notice provided by the Administrative Borrower to Agent on or before the date that is sixty (60) days prior to the then-existing Maturity Date, pursuant to which the Administrative Borrower requests that Agent and the Lenders extend the then-existing Maturity Date by twelve (12) months.

“Maximum Credit” means, as of the Closing Date, the amount of $25,000,000, which amount shall be (x) decreased by the amount of repayments and prepayments made pursuant to Section 5.3 and Section 5.4, respectively and (y) deemed to have increased in an amount proportionate to the exercise of any Uncommitted Incremental Term Loan.

“Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of Borrowers to Agent, or to the extent that at any time such applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

“Monthly Digital Subscriptions Target” means, with respect to Net Digital Subscriptions, an amount equal to 700,000.

“Maximum Term Loan Amount” means the lesser of (i) the Borrowing Base and (ii) the Maximum Credit.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Loan Parties or any ERISA Affiliate or with respect to which the Loan Parties or any ERISA Affiliate may incur any liability.

“Net Cash Proceeds” means the aggregate cash proceeds received by Borrowers in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds of any loans or other financial accommodations provided to it or as proceeds from the issuance and/or sale of any Equity Interests or Indebtedness, in each case net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition or loans or other financial accommodation or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable as a result thereof and in the case of a sale of any assets or properties or interest in assets and properties, amounts applied to the repayment of Indebtedness secured by a valid and enforceable Lien (other than a Lien created under the Loan Documents) on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction.

“Net Digital Subscriptions” means, as of any measurement date (i) Digital Subscriptions minus (ii) BOGO Subscriptions that do not renew within twelve (12) months of such measurement date.

“Net Orderly Liquidation Value” means the value of Inventory, expressed as a percentage of Cost of Inventory, that is estimated to be recoverable in an orderly liquidation, net of liquidation expenses; such value to be as determined from time to time by Hilco or another nationally renowned and qualified appraisal company selected by Agent with the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, conditioned or denied. From and after the Closing Date until Agent receives an appraisal conducted by a qualified appraisal company selected by Agent, the results of which are be satisfactory to Agent, Net Orderly Liquidation Value means fifty percent (50%).

“Obligations” means any and all Term Loans, Credit Party Expenses, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Loan Party to Agent and/or any Lender under the Loan Documents, including, without limitation, principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning set forth in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a Loan Party sponsors, maintains, or to which the Loan Parties or an ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permitted Discretion” means as used in this Agreement with reference to Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing an asset-based credit facility would act in similar circumstances at the time with the information then available to it.

“Permitted Dispositions” means each of the following:

(c)
the sale or other disposition of inventory in the ordinary course of business;
(d)
a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the ordinary course of business;
(e)
the sale or other disposition of Borrowers’ fee title interest in any Real Property; provided, that, as to any such sale or other disposition, each of the following conditions is satisfied: (i) the transaction is an arm’s-length transaction, (ii) the consideration to be received by Borrowers shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction; (iii) the consideration paid or payable for such Real Property shall be in an amount not less than the fair market value of the Real Property disposed of; (iv) as of the date of any such sale or other disposition, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; provided, further, that all Net Cash Proceeds realized upon such sale or other disposition shall be deposited into the Collection Account for repayment of any Term Loans, interest and/or any Credit Party Expenses then outstanding, if any;
(f)
the sale or other disposition of Borrowers’ interest in Equipment that is used, worn-out, obsolete, and/or no longer used or useful in the conduct of the business of Borrowers; provided, that all Net Cash Proceeds realized upon such sale or other disposition shall be deposited into the Collection Account;
(g)
the sale of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business consistent with the practices of Borrowers as of the Closing Date;
(h)
the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of Borrowers and does not appear on is or otherwise not affixed to or incorporated in any Inventory or necessary in connection with the Records or have any material value;

(i)
(i) any transfer of property or assets that is a Restricted Payment permitted under Section 8.8, (ii) Permitted Investments permitted under Section 8.5, or (iii) a transaction permitted under Section 8.3;
(j)
the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of Borrowers;
(k)
sales or other dispositions of assets of Borrowers not otherwise subject to the provisions set forth in this definition, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied: (i) the consideration to be received by Borrowers shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction; (ii) the consideration paid or payable shall be in an amount not less than the fair market value of the property disposed of; (iii) such transaction does not involve the sale or other disposition of any Accounts or Equity Interest; (iv) as of the date of any such sale or other disposition, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
(l)
dispositions of cash or Cash Equivalents in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement;
(m)
non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business; provided, that no such licensing shall adversely affect in any material respect the fair value of any Eligible Inventory or the ability of Agent to dispose of or otherwise realize upon any Eligible Inventory after an Event of Default;
(n)
leasing or subleasing assets (excluding Intellectual Property) in the ordinary course of business and the termination or cancellation of any lease or sublease in the ordinary course of business;
(o)
any involuntary loss, damage or destruction of property;
(p)
any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(q)
transfers of assets from (i) any Loan Party or Subsidiary of any Loan Party to any Loan Party, (ii) any non-Loan Party to any Loan Party and (iii) any non-Loan Party to any non-Loan Party;
(r)
to the extent deemed a Disposition and without any duplication, the making of a Permitted Investment, the granting of a Permitted Lien, the making of a Permitted Restricted Payment and a transaction permitted pursuant to Section 8.3(c);
(s)
(i) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent, (ii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any wholly-owned Subsidiary of a Loan Party that is itself a Loan Party to such Loan Party and (iii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party; and
(t)
Disposition of property or assets not otherwise permitted in clauses (a) through (q) above for cash in an aggregate amount not less than the fair market value of such property or assets; provided that the aggregate amount of such Dispositions shall not exceed $100,000 in any Fiscal Year.

“Permitted Indebtedness” means:

(u)
the Obligations;

(v)
Indebtedness incurred in the ordinary course of business for (i) acquiring goods, supplies and merchandise on normal trade credit, (ii) the employment of employees or consultants, and (iii) the lease of premises from which Borrowers conduct their businesses;
(w)
other Indebtedness outstanding on the Closing Date and listed on Schedule 8.1 and any refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued but unpaid interest plus the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Borrowers and its Subsidiaries or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, and (iii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;
(x)
Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence;
(y)
Guaranty Obligations in respect of Indebtedness of Loan Parties to the extent that such Indebtedness is otherwise permitted pursuant to this definition of Permitted Indebtedness;
(z)
Indebtedness of Borrowers in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or similar obligations, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the Closing Date;
(aa)
unsecured Indebtedness incurred after the Closing Date and not otherwise specifically described in this definition so long as each of the following conditions is satisfied: (i) such Indebtedness shall have a maturity date that is at least ninety-one (91) days after the Maturity Date, and shall not include covenants, defaults and remedy provisions that are more restrictive in any material respect to Borrowers than the terms of this Agreement taken as a whole, (ii) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $1,000,000, and (iii) as of the date of incurring such unsecured Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;
(bb)
Indebtedness of Borrowers represented by the Subordinated Debt;
(cc)
purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $1,000,000 at any time outstanding;
(dd)
obligations (contingent or otherwise) of any Loan Party existing or arising under any Hedge Agreement, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;”
(ee)
Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services or otherwise in connection with deposit accounts, in each case, incurred in the ordinary course of business;
(ff)
Indebtedness incurred to purchase unused raw materials from co-manufacturers as required by contract in connection with the reduction or cancellation of orders;
(gg)
Indebtedness in respect of letters of credit issued for the account of Borrowers or any Subsidiary in an aggregate principal amount not to exceed $1,000,000;
(hh)
the accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;
(ii)
other Indebtedness that ranks no greater than pari passu in priority in right of payment to the Obligations in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; and
(jj)
Indebtedness secured by Liens permitted by clause (t) of the definition of “Permitted Liens” arising in connection with the credit card program, agreements and services described therein.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party, (b) a non-Loan Party to or in another non-Loan Party, (c) a non-Loan Party to or in a Loan Party, and (d) a Loan Party to or in a non-Loan Party so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in non-Loan Parties does not exceed $250,000 at any time outstanding, (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (iii) Borrowers have Liquidity of not less than $~~12,000,000~~15,000,000 after giving effect to such Investment; provided, that in the case of each of the foregoing clauses (a) through (d), such Investment shall not be a Permitted Intercompany Investment if each of the parties thereto are not party to the Master Intercompany Note.

“Permitted Investments” means each of the following:

(kk)
Investments consisting of accounts receivables owing to Borrowers if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;
(ll)
the endorsement of instruments for collection or deposit in the ordinary course of business;
(mm)
Investments in cash or Cash Equivalents; provided, that, no Term Loans are then outstanding; except that notwithstanding that any Terms Loans are outstanding, Borrowers may from time to time in the ordinary course of business consistent with its current practice as of the Closing Date make deposits of cash or other immediately available funds in (x) the deposit accounts and investment account identified on Schedule 7.10 and the TRS Collateral Account, and (y) operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in cash equivalents consisting of overnight investments until so drawn (so long as such funds and cash equivalents are not held more than two (2) Business Days from the date of the initial deposit thereof);

(nn)
deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;
(oo)
payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with GAAP and that are made in the ordinary course of business consistent with current practices as of the Closing Date;
(pp)
stock or obligations issued to Borrowers by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrowers in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;
(qq)
obligations of account debtors to Borrowers arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrowers;
(rr)
advances made in connection with purchases of goods or services in the ordinary course of business;
(ss)
Investments existing on the date hereof, as set forth on Schedule 8.5 hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof (except as a result of appreciation in values);
(tt)
Investments (i) consisting of non-cash loans made by Parent to officers, directors and employees of any Subsidiary which are used by such Persons to simultaneously purchase Equity Interests of Parent or any direct or indirect parent thereof and (ii) consisting of loans to employees of any Subsidiary of Parent to enable such Person to purchase Equity Interests of Parent (or any direct or indirect parent thereof) or one of its Subsidiaries, so long as the proceeds of such loan are substantially contemporaneously contributed to Parent (or such parent) or such Subsidiary for the purchase of such Equity Interests in an aggregate principal amount at any time not to exceed $1,000,000, in each case of the foregoing clauses (i) and (ii), in the ordinary course of business;
(uu)
to the extent deemed an investment and without any duplication, any guaranty that qualifies as Permitted Indebtedness;
(vv)
Investments consisting of Capital Expenditures~~, subject to the limits set forth in Section 8.15~~;
(ww)
Investments consisting of the non-exclusive licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
(xx)
equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by applicable Law to maintain a minimum net capital requirement or as may be otherwise required by applicable Law;
(yy)
any Investment constituting a permitted (i) merger, amalgamation, consolidation, reorganization or recapitalization, (ii) reclassification of Equity Interests, (iii) transfer of assets, in each case solely to the extent permitted by Section 8.3 hereof or (iv) to the extent deemed an Investment and without any duplication, any Indebtedness that qualifies as Permitted Indebtedness;
(zz)
Investments consisting of any deferred portion of the sales price received by any Loan Party in connection with any Permitted Disposition;

(aaa)
Permitted Intercompany Investments; and
(bbb)
so long as (i) pro forma Liquidity is greater than or equal to $~~12,000,000~~15,000,000 and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 per fiscal year.

“Permitted Liens” means:

(ccc)
the security interests and Liens of Agent and the rights of setoff of Agent provided for herein or under applicable Law;
(ddd)
Liens securing the payment of Taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Loan Parties, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;
(eee)
non-consensual statutory Liens (other than Liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of the Loan Parties’ business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s suppliers’, repairmen’s and mechanics’ Liens, to the extent: (i) such Liens do not in the aggregate materially detract from the value of the property of the Loan Parties and do not materially impair the use thereof in the operation of the Loan Parties, and (ii) such Liens secure Indebtedness which is not overdue by more than 30 days or is fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the Loan Parties, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with GAAP;
(fff)
zoning restrictions, easements, licenses, covenants, reservations, irregularities in title and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of the Loan Parties as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;
(ggg)
pledges and deposits of cash by the Loan Parties after the Closing Date in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of the Loan Parties as of the Closing Date;
(hhh)
pledges and deposits of cash by the Loan Parties after the Closing Date to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations, payment process obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of the Loan Parties as of the Closing Date;
(iii)
Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by the Loan Parties located on the premises of the Loan Parties (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Loan Parties and the precautionary UCC financing statement filings in respect thereof;

(jjj)
statutory or common law Liens or rights of setoff of depository banks with respect to funds of the Loan Parties at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by the Loan Parties at such banks (but not any other Indebtedness or obligations);
(kkk)
judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such Liens is in effect and (iv) Agent may establish a Reserve with respect thereto;
(lll)
leases or subleases of Real Property granted by the Loan Parties in the ordinary course of business and consistent with current practices of the Loan Parties to any Person so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of the Loan Parties as presently conducted thereon;
(mmm)
Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;
(nnn)
Liens set forth on Schedule 6.6(b);
(ooo)
purchase money Liens on equipment acquired or held by any Loan Party in the ordinary course of its business to secure purchase money Indebtedness permitted pursuant to clause (i) of the definition of “Permitted Indebtedness” so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing in respect thereof;
(ppp)
the title and interest of a licensor, sublicensor, lessor or sublessor in and to personal property (excluding Intellectual Property) licensed, sublicensed, leased or subleased (other than through a capitalized lease), in each case extending only to such personal property;
(qqq)
non-exclusive licenses of Intellectual Property rights in the ordinary course of business;
(rrr)
Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing thereof is permitted under the definition of Permitted Indebtedness;
(sss)
[reserved];
(ttt)
cash collateral securing letters of credit issued for the account of the Loan Parties in an aggregate principal amount not to exceed $1,050,000;
(uuu)
Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;
(vvv)
other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000;
(www)
Liens securing Indebtedness permitted by clause (o) of the definition of “Permitted Indebtedness” in an aggregate principal amount not to exceed $1,000,000; and

(xxx)
Liens in favor of TRS on cash and Cash Equivalents (and on any TRS Collateral Account containing such cash and Cash Equivalents) in an aggregate amount not to exceed $4,250,000, securing Indebtedness or other obligations of the Loan Parties under any card acceptance agreement or other similar agreement with TRS in respect of credit cards, credit card processing services, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which” are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Restricted Payment” means:

(yyy)
Tax Distributions, provided that such Tax Distributions are actually used to pay the applicable Taxes and not for any other purpose;
(zzz)
any Restricted Payment made by any Subsidiary of the Parent to Borrowers or any other Loan Party;
(aaaa)
the payment of dividends in the form of Qualified Equity Interests made by the Parent;
(bbbb)
any payments in any fiscal year (x) made pursuant to any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Loan Parties or any of their Subsidiaries in the ordinary course of business and (y) of reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements (including bonuses, retirement, health, stock option and other benefits);
(cccc)
any payment of independent directors’ and advisory board members’ fees and reimbursement of actual out-of-pocket expenses incurred in the ordinary course of business in connection with attending Board of Director or advisory board meetings; provided that the aggregate amount of such dividends and distributions in any fiscal year to the Parent under this clause (f) shall not exceed $500,000;
(dddd)
distributions by the Loan Parties and their Subsidiaries to Parent (or its direct or indirect parent company) which are immediately used by Parent (or its direct or indirect parent company) to redeem or repurchase Equity Interests from current and former officers, directors and employees (including deceased or terminated officers, directors and employees) of Parent (or its direct or indirect parent company) or any Subsidiary thereof; provided that the aggregate amount of such dividends and distributions in any fiscal year to the Parent under this clause (g) shall not exceed $500,000;
(eeee)
the exchange by Parent of Qualified Equity Interests for other Qualified Equity Interests in a cashless exchange (other than with respect to any cash payments made in exchange for fractional shares); provided that (i) such exchange is permitted by applicable Law; and (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to such exchange;
(ffff)
to the extent constituting Restricted Payments, any Permitted Dispositions (other than pursuant to clause (g)(i) of the definition thereof) among the Loan Parties; and
(gggg)
Restricted Payments as a result of the cashless exercise of the Warrants.

“Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which the Loan Parties may incur liability.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the ~~date hereof~~Closing Date, made by the Loan Parties in favor of Agent.

“Prepayment Cure Amount” means (i) the amount, expressed in Dollars, by which Total Billings for the applicable three (3) month period are less than the Three Month Total Billings Target for such three (3) month period, plus (ii) (x) the amount by which the number of Net Digital Subscriptions are less than the ~~Quarterly~~Monthly Digital Subscriptions Target for such fiscal ~~quarter~~month, multiplied by (y) $106.50.

“Prepayment Premium” shall have the meaning given such term in ~~each~~the Fee Letter.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

~~“Quarterly Digital Subscriptions Target” means, with respect to Net Digital Subscriptions, an amount equal to 850,000.~~

“Real Property” means all now owned and hereafter acquired real property of the Loan Parties, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Recipient” means Agent and any Lender.

“Records” means all of the Loan Parties’ present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Loan Parties with respect to the foregoing maintained with or by any other person).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Borrowers and their Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings; provided that so long as each of Tiger Finance, LLC or an Affiliate thereof and SG Credit Partners, Inc. or an Affiliate thereof are Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings, both such Lenders shall be Required Lenders.

“Rescindable Amount” has the meaning set forth in Section 5.1(d).

“Reserves” means as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, (i) the Collateral, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect Agent’s good faith belief that any Collateral report or financial information furnished by or on behalf of the Loan Parties to Agent is or may have been incomplete, inaccurate or misleading in any material respect, or (c) Availability Reserves. The amount of any Reserves established or increased shall bear a reasonable relationship to the circumstance, condition, event or other contingency that is the basis therefor, and no reserve shall duplicate any other reserves or items that are otherwise addressed or excluded through eligibility criteria. In the event Agent determines to institute any new Reserve, or establish new categories of Reserves, or change the methodology in calculating existing Reserves after the Closing Date, or increase the amount of any existing Reserve, Agent shall provide Administrative Borrower with notice thereof not later than five (5) Business Days prior to instituting any such new Reserve, or establishing new categories of Reserves, or changing the methodology for calculating any existing Reserve, or increasing the amount of an existing Reserve; provided, that, any failure to give or delay in giving such notice shall not constitute a default hereunder by Agent or subject Agent to any liability hereunder.

“Responsible Officer” means the chief executive officer, president, chief restructuring officer, chief financial officer, treasurer or assistant treasurer of the Loan Parties or any of the other individuals designated in writing by an existing Responsible Officer of the Loan Parties as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of the Loan Parties shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Loan Parties and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Loan Parties.

“Restricted Businesses” means any of the following industries: arms and armaments; coal and metal mining; consumer finance businesses; cannabis related business (direct or indirect); adult entertainment; production and/or distribution of opioids; and any other industry as Agent is required to exclude from time to time pursuant to its own credit facility.

“Restricted Payment” means any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Borrowers, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Borrowers’ stockholders, partners or members (or the equivalent Person thereof Borrowers), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrowers, or any setting apart of funds or property for any of the foregoing, and/or (ii) the payment by Borrowers of any management, advisory or consulting fee to any Person.

“Roku Account” means an Account owing by Roku, Inc. or its Affiliates.

“Sale and Leaseback Transaction” shall have the meaning set forth in Section 8.12.

“Sanctioned Entity” means an agency of the government of, or an organization directly or indirectly controlled by, or a person resident in, a country that is subject to Sanctions, or a country or territory that is at any time subject to Sanctions.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC.

“Sanctions” means (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC and (ii) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Security Agreement” means, collectively, (i) the Security Agreement, dated as of the Closing Date, by and among Borrowers and Agent, and (ii) each other Security Agreement executed and delivered on or after the Closing Date, by and among any Loan Parties and Agent, in each case, as the same may thereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Control Agreement, each Credit Card Notification, the Cash Pledge and Security Agreement, each Facility Guaranty, any mortgage and any other agreements, instruments and documents at any time executed by the Loan Parties or any other Person in connection with this Agreement that are intended to create, perfect or evidence security interests or Liens to secure the Obligations.

“SOFR Floor” means three and one-half percent (3.5%).

“Solvent” means, at any time with respect to any Person, that at such time such Person (i) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (ii) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Specified Annual Cost Savings” means cost savings with respect to “overhead excluding bonus” (as described in the Business Plan) actually achieved by Borrowers and their Subsidiaries in any fiscal year, as certified by the Administrative Borrower to Agent from time to time, which such certification shall include a detailed comparison to the Business Plan delivered to Agent for the fiscal year in which such cost savings were actually achieved.

“Specified Event of Default” means an Event of Default pursuant to Section 10.1(a)(i), 10.1(a)(ii) (solely as a result of the failure to comply with Section 9.1, 9.2, ~~or~~ 9.3, or 9.5), 10.1(d), 10.1(e), 10.1(f) or 10.1(l).

“Subordinated Debt” means any Indebtedness of the Loan Parties that is subject to, and subordinate in right of payment to, the right of Lender to receive payment in full of all of the Obligations and is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

“Subordination Agreements” means, collectively, any subordination agreement entered into by the Loan Parties with the consent of Agent with respect to any other Subordinated Debt.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Distributions” means in the event Borrowers or any of their Subsidiaries are members of a group filing a consolidated, combined, affiliated or unitary income tax return with any direct or indirect parent of Borrowers (including Parent), direct or indirect payments to such parent of Borrowers in amounts required for such parent entity to pay U.S. federal, foreign, state and local Taxes imposed on such parent entity in respect of Borrowers and/or their Subsidiaries, reduced by any such Taxes paid directly by Borrowers and their Subsidiaries to the relevant Governmental Authority; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that Borrowers and their Subsidiaries that are members of such consolidated, combined, affiliated or unitary tax group would have been required to pay in respect of such Taxes in respect of such year if Borrowers and their Subsidiaries paid such Taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary tax group, reduced by any such Taxes paid directly by any Loan Party to the relevant Governmental Authority.

“Term Loans” means, collectively, the Closing Date Term Loan and any Uncommitted Incremental Term Loan.

“Term SOFR Rate” means the greater of (i) the “30 day CME Term SOFR Reference Rate” at approximately 5:00 a.m., New York time, two (2) U.S. Government Securities Business Days preceding the Closing Date, as such rate is published on the CME Term SOFR Administrator’s Website (or if such rate does not appear on the CME Term SOFR Administrator’s Website, then the rate as determined by Agent from another recognized source or interbank quotation) and (ii) the SOFR Floor, which determination shall be made by Agent and shall be conclusive in the absence of manifest error. If at any time Agent determines (which determination shall be conclusive absent manifest error) that (i) the “Term SOFR Rate” is not available and such circumstances are unlikely to be temporary or (ii) CME Term SOFR Administrator or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date after which the Term SOFR Rate shall no longer be used for determining interest rates for loans, then Agent shall endeavor to establish an alternate rate of interest to the Term SOFR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

“Termination Date” means the earliest to occur of (i) the Maturity Date or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article 10 hereof.

“Test Period” has the meaning set forth in Section 9.3.

“Three Month Total Billings Target” means the requirement, as of the last day of each month (commencing with the month ending May 31, 2025), that Total Billings of Borrowers for the trailing three months be not less than 90% of Forecasted Total Billings for such three (3) month period. For the avoidance of doubt, a Three Month Total Billings Target (i) shall be tested on a rolling three (3) month basis and (ii) shall be tested by reference to the Total Billings data delivered as part of the monthly reporting package for each month.

“Tiger” means Tiger Finance, LLC, a Delaware limited liability company, and its successors and assigns.

“Total Billings” means total billings in Dollars across all channels (i.e. nutrition and digital) of the Loan Parties, as such categories are set forth in the Business Plan.

“Total Expenses” means, for any fiscal period, cash expenses of the Loan Parties, including but not limited to the following categories as set forth in the Business Plan: (i) cost of goods sold, (ii) overhead excluding bonus, (iii) Capital Expenditures, (iv) media (non-Amazon), (v) media (Amazon), (vi) [reserved], (vii) affiliates compensation, (viii) debt service, and (ix) working capital changes (other than with respect to accounts receivable, accounts payable, and Inventory).

“Total Outstandings” means, on any date, the aggregate outstanding principal amount of the Term Loans after giving effect to any borrowings and prepayments or repayments of the Term Loans occurring on such date.

“TRS” means American Express Travel Related Services, Inc., or any affiliate thereof, or any of their respective successors and assigns.

“TRS Collateral Account” means any deposit account, certificate of deposit account, or other account in the name of a Loan Party that is opened with American Express National Bank or any other financial institution or another Cash Management Bank; provided that (a) such account (or the Cash and Cash Equivalents contained therein) is subject to a Lien permitted by clause (v) of the definition of “Permitted Liens” and (b) the aggregate amount of cash and Cash Equivalents contained in all such accounts does not exceed $4,250,000.

“UCC” means the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

“Uncommitted Incremental Term Loan Draw Fee” has the meaning set forth in the Fee Letter.

“U.S. Government Securities Business Day” means any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because the day is a legal holiday under New York law or U.S. federal law.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.7(e)(ii).
“Warrants” means those certain warrants issued to lenders in connection with the Existing Debt.

“Withholding Agent” means any Loan Party and Agent.

1.2
Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)
General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” has the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured. the Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent and/or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or similar concept means actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.
(b)
UCC Terms. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c)
Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight-Saving Time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent, such period shall in any event consist of at least one full day.
(d)
Payment in Full. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Term Loans, (ii) the payment in full of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or are otherwise due, (iii) the termination of continuing obligations of Agent under Control Agreements, (iv) the payment in full in cash of other contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Agent at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Agent for which Agent would be entitled to indemnification by the Loan Parties hereunder (or the delivery to Agent of a letter of credit payable to Agent issued by a bank acceptable to Agent, and in form and substance satisfactory to Agent), and (v) the termination of the Commitments of Lenders and the financing arrangements provided by Lenders to Borrowers hereunder.
1.3
Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Loan Parties delivered to Agent. Borrowers shall deliver to Agent at the same time as the delivery of any financial statements given in accordance with the provisions of Section 7.1 hereof (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (ii) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (A) unqualified, and (B) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit, in each case of the foregoing clauses (A) and (B), other than resulting from (x) an upcoming maturity date with respect to the Obligations or (y) an anticipated breach of any financial covenant set forth in Section 9).
1.4
Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5
Designation of Administrative Borrower as Borrowers’ Agent.
(a)
Each Borrower hereby irrevocably designates and appoints the Administrative Borrower as such Borrower’s agent to obtain Loans hereunder, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to Lenders on account of Loans, notwithstanding the manner by which such Loans are recorded on the books and records of the Administrative Borrower and of any other Borrower. In addition, each Loan Party hereby irrevocably designates and appoints the Administrative Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.
(b)
Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.
(c)
The Administrative Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Administrative Borrower has requested a Loan. Agent shall have no obligation to see to the application of such proceeds therefrom.
1.6
Business Day. Except as otherwise expressly provided in this Agreement, when the payment of any obligation or the performance of any covenant, duty, or obligation or the exercise of any option is stated to be due or performance or election required on (or before or within) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
SECTION 2.
CREDIT FACILITY
2.1
Closing Date Term Loan; Uncommitted Incremental Term Loans.
(a)
Each Lender agrees, on the terms and conditions hereinafter set forth, to make a term loan on the Closing Date in an aggregate amount equal to $25,000,000 (the “Closing Date Term Loan”). Once the Closing Date Term Loan is advanced on the Closing Date, the Commitments of the Lenders to make the Closing Date Term Loan shall be terminated. No portion of the Closing Date Term Loan repaid may be readvanced or reborrowed.
(b)
Borrowers may request additional Term Loans (each an “Uncommitted Incremental Term Loan”) by an amount of up to $10,000,000 in the aggregate, which Uncommitted Incremental Term Loans shall be added to the amount of the then-current principal balance of, and shall be included in the definition of, the Term Loans; provided that (i) the making of any Uncommitted Incremental Term Loan shall be at the sole option and discretion of each Lender, (ii) the principal amount of each Uncommitted Incremental Term Loan shall be not less than $2,500,000, (iii) no Event of Default shall have occurred and be continuing at the time such request is made, (iv) the principal amount of the Term Loans outstanding, after giving effect to the requested Uncommitted Incremental Term Loan, shall not exceed the Maximum Term Loan Amount, (v) the representations and warranties of Borrowers set forth in this Agreement shall be true and correct as of the effective date of any Uncommitted Incremental Term Loan, (vi) the Interest Rate for Uncommitted Incremental Term Loan shall be the same as that set forth in this Agreement, (vii) Borrowers shall have paid to Agent the applicable Uncommitted Incremental Term Loan Draw Fee (as defined in the Fee Letter) and any other fees required to be paid by Borrowers for the Uncommitted Incremental Term Loan as mutually agreed upon by Agent and Borrowers, (viii) Borrowers shall have delivered to each Lender making and Uncommitted Incremental Term Loan, if requested by such Lender, an amended and restated note; and (ix) each Uncommitted Incremental Term Loan shall be subject to the terms and conditions set forth in this Agreement. No portion of any Uncommitted Incremental Term Loan repaid may be readvanced or reborrowed.
2.2
Power of Attorney. Subject to the terms and conditions of the Security Agreement, and in addition to the power of attorney granted to Agent by Borrowers in the Security Agreement, each Borrower hereby irrevocably makes, constitutes and appoints Agent (and any of Agent’s officers, employees or agents designated by Agent) as such Borrower’s true and lawful attorney with power to do all things necessary to carry out this Agreement; provided, that, Agent shall not exercise its rights under this Section 2.2 unless and until an Event of Default has occurred and is continuing. The appointment of Agent as Borrowers’ attorney and each and every one of Agent’s rights and powers, being coupled with an interest, are irrevocable until such time as all of the Obligations have been indefeasibly fully paid and performed. Each Borrower ratifies and approves all acts of the attorney consistent herewith.
2.3
Borrowings of Term Loans. Each request for a Term Loan shall be upon the Administrative Borrower’s irrevocable written notice to Agent, which notice must be received by Agent not later than 12:00 p.m. three (3) Business Days (or such shorter period as Agent may agree in its sole discretion) prior to the requested date of such Term Loan.
2.4
Joint and Several Liability. Term Loans made to Borrowers shall be deemed jointly funded to, and received by, Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment in full and performance of, all Obligations. Each Borrower acknowledges and agrees that the joint and several liability of Borrowers are provided as an inducement to Agent to provide Term Loans to Borrowers, and that each such Term Loan shall be deemed to have been made or extended by Agent in consideration of, and in reliance upon, the joint and several liability of Borrowers. The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Borrower hereby waives: (a) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including, without limitation, notice of (i) acceptance of this Agreement, (ii) the making of Term Loans under this Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (ii) the release of any other Borrowers (or any other Loan Party) from its duties this Agreement or the other Loan Documents, or the extension of the time of performance of any other Borrower’s duties hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower’s or Guarantor’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder. It is the intent of each Borrower by this paragraph to waive any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above. Notwithstanding any provisions of this Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the liabilities of Borrowers, and the security interests and liens granted by Borrowers to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time. Accordingly, Agent and Borrowers agree that if the obligations and liabilities of any Borrowers hereunder, or any security interests or liens granted by such Borrowers securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable Law, the obligations and liabilities of such Borrowers hereunder, as well as the security interests securing such obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or security interests to constitute a fraudulent conveyance or fraudulent transfer under applicable Law. Each Borrower hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Agreement, such Borrower will not exercise any subrogation, contribution or other right or remedy against any other Borrowers or any security for any of the Obligations arising by reason of such Borrower’s performance or satisfaction of its joint and several liability hereunder. In addition, each Borrower agrees (A) such Borrower’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (B) not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Agreement.

SECTION 3.
INTEREST AND FEES
3.1
Rates and Payment of Interest.
(a)
All Obligations (including, to the extent permitted by law, interest not paid when due) shall bear interest at the Interest Rate as in effect from time to time.
(b)
Interest shall accrue at the Interest Rate from the date the Term Loans are made or Obligation is incurred or payable until paid in full by Borrowers. If any Term Loans are repaid on the same day made, one day’s Interest Rate shall accrue. Interest accrued on the Term Loans shall be due and payable in arrears, (i) on the first day of each month (commencing with June 1, 2025, i.e. the first day after the first full month after the Closing Date), and (ii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on the earlier of the first day of the month after incurred or demand or the Termination Date. Notwithstanding the foregoing, interest accrued when the Default Rate has been implemented by Agent shall be due and payable on demand. All amounts shall be remitted to Agent in immediately available funds via wire transfer.
(c)
Minimum Interest and Fees. Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents, on the Termination Date, Borrowers shall pay to Agent the sum of all accrued and unpaid interest fees (including, without limitation, the amount of the Prepayment Premium due with respect to any prepayment before, or payment on, such date), and reimbursements due and payable hereunder.
3.2
Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The Interest Rate on non-contingent Obligations shall increase or decrease as of the first day of calendar month during the life of the Credit Facility by an amount equal to each increase or decrease in the Term SOFR Rate since its determination for the applicable period (as determined hereunder), and shall remain in effect until the end of the then current monthly period. Each determination by Agent of any interest, fees or Interest Rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. For purposes of the calculation of the outstanding amount and interest on the Loans, all payments made by or on account of Borrowers shall be deemed to have been applied to the Loans upon receipt of such payments by Agent (as such receipt is determined pursuant to Section 5.1).
3.3
Fee Letter. Borrowers shall pay to Agent, for its own account or for the ratable account of Lenders, as applicable, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
3.4
Unpaid Interest and Fees. Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents, on the earlier to occur of the Maturity Date or the Termination Date, Borrowers shall pay to Agent the sum of all accrued and unpaid interest fees (including, without limitation, the Prepayment Premium, amount payable pursuant to Section 3.1(c), and other amounts set forth in the Fee Letter) and reimbursements due and payable hereunder.
3.5
Increased Costs.
(a)
If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; (b) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to any Lender in respect thereof (except Excluded Taxes or Indemnified Taxes); or (c) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Term Loan, or to increase the cost to any Lender, or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)
Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.6
Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable Law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In the event any interest is charged or received in excess of the Maximum Interest Rate (“Excess”), Borrowers acknowledge and stipulate that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by such Lender shall be applied, first, to the payment of the then outstanding and unpaid Term Loans hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to Borrowers by depositing same in a Designated Deposit Account maintained for such purposes. All monies paid to any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable Law.
SECTION 4.
CONDITIONS PRECEDENT
4.1
Conditions Precedent to Effectiveness of this Agreement. The obligation of Agent and each Lender to effectuate the Closing on the Closing Date, including the agreement of each Lender to make the Closing Date Term Loan, is subject to the satisfaction of each of the following conditions precedent (subject in each case to the provisions of Section 7.15):
(a)
Know Your Customer; Patriot Act. Agent shall have received all documentation and information as is requested by Agent and each Lender that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
(b)
Due Diligence. Agent and Lenders shall have received the following items in form and substance satisfactory to Agent and Lenders:
(i)
the most recent consolidated financial statement of Parent;
(ii)
the consolidated financial statements of Parent for the 2021, 2022, 2023 and 2024 fiscal years;

(iii)
interviews and background checks with respect to the Loan Parties and their senior management;
(iv)
month-by-month projections for the Loan Parties’ 2025 fiscal year and quarter-by-quarter projections for the Loan Parties’ 2026 fiscal year; and
(v)
review and verification of accounts receivable, inventory, asset utilization and hours, any understandings and agreements with suppliers (together with any agreements to extend credit to the Loan Parties on terms acceptable to Agent), and other collateral and books and records of the Loan Parties.
(c)
Legal Due Diligence. Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Agent.
(d)
Solvency Certificate. Agent shall have received a solvency certificate signed by a Responsible Officer of Borrowers in form and substance satisfactory to Agent and as of the Closing Date and after giving effect to the Agreement and the transactions contemplated thereby, the Loan Parties shall not be insolvent or become insolvent as a result thereof.
(e)
Good Standing Certificates. Agent shall have received, if applicable, a certificate of status with respect to each Borrower, dated within thirty (30) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction.
(f)
Certificate of Directors’ Resolutions, Incumbency, Etc. Agent shall have received a certificate of a Responsible Officer of each Borrower, in form and substance satisfactory to it, certifying (i) that attached copies of the Organization Documents of such Borrower are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution, delivery and performance of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Credit Facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.
(g)
Closing Certificate. Agent shall have received a certificate, signed by a Responsible Officer of Administrative Borrower, dated as of the Closing Date, (i) stating that no Default or Event of Default exists or has occurred and is continuing, (ii) stating that all of the conditions to the closing of the Credit Facility have been satisfied (except for those conditions the satisfaction of which is subject to the discretion or satisfactory completion of Agent and/or Lenders), (iii) certifying as to the condition set forth in Section 4.2(a), (iv) stating that each Borrower has complied with all agreements and conditions (except for those conditions the satisfaction of which is subject to the discretion or satisfactory completion of Agent and/or Lenders) to be satisfied by it under the Loan Documents as of the Closing Date, and (iv) certifying any other factual matters as may be reasonably requested by Agent.
(h)
Liquidity. Borrowers shall have a minimum of $15,000,000 of Liquidity on the Closing Date after accounting for all fees and transaction expenses as set forth in this Agreement.
(i)
Lien Searches. Agent shall have received the results of a recent Lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no security interests, Liens or other encumbrances on any of the assets of the Loan Parties except for Permitted Liens or security interests, Liens or other encumbrances to be discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation satisfactory to Agent.

(j)
Insurance. Agent shall have received evidence of insurance coverage in form, scope and substance reasonably satisfactory to Agent, and certificates of insurance policies naming Agent as loss payee and additional insured.
(k)
Tax Withholding. Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for the Loan Parties.
(l)
No Material Changes in Governmental Regulations or Policies. The closing is subject to the condition that no material changes in governmental regulations or policies affecting the Loan Parties involved in the transaction have occurred prior to the Closing Date.
(m)
Perfected Security Interest. Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral in which a Lien is required to be granted as of the Closing Date (except as to priority, subject to the Liens permitted under the definition of Permitted Liens, to the extent that such Liens have priority over the Liens of Agent under applicable Law and except for such items of Collateral as Agent may determine not to perfect its security interest in) and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for Permitted Liens.
(n)
No Material Adverse Change. No material adverse change in the business, operations, profits, assets or prospects of the Loan Parties shall have occurred since December 31, 2024.
(o)
Credit Agreement and other Loan Documents. Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, in each case duly executed and delivered by the parties thereto, and each such document shall be in full force and effect and the parties thereto other than Agent shall be in compliance with the terms thereof:
1.
this Agreement;
2.
a promissory note, to the extent requested by any Lender;
3.
the Security Agreement referred to in clause (i) of the definition thereof;
4.
the Information Certificate;
5.
the Pledge Agreement executed by the Loan Parties party thereto;
6.
subject to Sections 7.10 and 7.15, Control Agreements with respect to each of Borrowers’ deposit accounts required to be subject to a Control Agreement pursuant to the second paragraph of Schedule 7.15;
7.
the Master Intercompany Note; and
8.
satisfactory payoff letters with respect to the Existing Debt.
(p)
Business Plan. Agent shall have received and shall be reasonably satisfied with the Loan Parties’ Business Plan and such other information (financial or otherwise) reasonably requested by Agent.
(q)
Legal Opinions. Agent shall have received and shall be reasonably satisfied with opinion letter(s) of counsel to Borrowers with respect to the Loan Documents and such other matters as Agent may reasonably request.

(r)
Consents. Agent shall have received all consents required from any Governmental Authority or any third party, licenses or other approvals necessary and/or incident to the conduct of the Loan Parties’ businesses in the ordinary course have been obtained on terms reasonably satisfactory to Agent and are in full force and effect.
(s)
Legal. All legal and regulatory matters shall be satisfactory to Agent, including, but not limited to, compliance with all applicable requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
(t)
Documentation. Lender shall have received and shall be reasonably satisfied with such other and additional documents and instruments as shall be required by Lender.
4.2
Conditions Precedent to the Term Loans. The obligation of each Lender to make the Term Loans hereunder, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making thereof, each of the following conditions precedent:
(a)
all representations and warranties contained herein and in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Loan Documents on and as of such earlier date);
(b)
no Default or Event of Default shall exist, or would result from such proposed Term Loan, or from the application of the proceeds thereof;
(c)
Agent shall have received a request for the Term Loans and related disbursement advice and information as Agent may require in accordance with the requirements of this Agreement;
(d)
no event, condition or circumstance that has or individually or in the aggregate could reasonably be expected to have a Material Adverse Effect shall have occurred or would result from the making of such proposed Term Loan; and
(e)
after giving effect to the making of any Term Loan, the aggregate principal amount of the Term Loans shall not exceed the Maximum Credit.

The request for the Term Loans submitted by Borrowers shall be deemed to be a representation and warranty by Borrowers that the conditions specified in Section 4.2 have been satisfied on and as of the proposed date of the making of such Term Loan. The making of the Term Loans shall not be deemed a modification or waiver by Agent or any Lender of any of the terms of this Agreement or any Default or Event of Default.

SECTION 5.
PAYMENTS AND ADMINISTRATION
5.1
Payments Generally, Allocation of Proceeds; Collection Account Proceeds.
(a)
All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment is due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. All Obligations shall be payable to an account Agent may designate in writing to Borrowers from time to time for receipt of payments.

(b)
(i) Subject to the other terms and conditions contained herein, so long as no Event of Default has occurred, exists or is continuing, Agent shall apply payments received or collected from Borrowers or for the account of Borrowers (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

first, ratably, to the payment in full of any fees (other than any Prepayment Premium), indemnities or expense reimbursements, including, without limitation, Credit Party Expenses, then due to Agent from Borrowers;

second, ratably, to the payment in full of interest due in respect of any Term Loans;

third, to the payment of the principal amount of any Term Loans then outstanding;

fourth, to the payment of any Prepayment Premium, to the extent due and payable; and

fifth, any remaining proceeds shall be made available to Borrowers.

(ii) Subject to the other terms and conditions contained herein, in the event an Event of Default has occurred, exists and is continuing, Agent shall apply payments received or collected from Borrowers or for the account of Borrowers (including the monetary proceeds of collections or of realization upon any Collateral), and proceeds deposited in the Collection Account in such manner and in such order as Agent shall determine in its exclusive discretion.

(c)
For purposes of calculating the amount of the Term Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the first Business Day after receipt by Agent of immediately available funds provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day.
(d)
Unless Agent shall have received notice from the Administrative Borrower prior to the time at which any payment is due to Agent hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Credit Parties, as the case may be, the amount due. With respect to any payment that Agent makes hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that either (1) Borrowers have not in fact made such payment, or (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), then such payment shall be referred to herein as the “Rescindable Amount”.
5.2
Indemnity for Returned Payments. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers shall be liable to pay to Agent or such Lender, and does hereby agree to indemnify and hold Agent or such Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 5.2 shall remain effective notwithstanding any contrary action which may be taken by Agent or such Lender in reliance upon such payment or proceeds. The preceding two sentences of this Section 5.2 shall survive the payment of the Obligations and the termination of this Agreement.
5.3
Repayments.

(a)
The principal amount of the Term Loans shall be paid to Agent in consecutive monthly installments, the first of which shall be due on July 1, 2026, and continuing on the first day of each month thereafter, in the amount of $177,083 per month. The remaining unpaid principal balance of the Term Loans, if not sooner paid, shall be due and payable in full on the Maturity Date.
(b)
All other Obligations, and fees and reimbursement for expenses, including, without limitation, any Prepayment Premium and Credit Party Expenses, shall be paid by Borrowers as provided herein and in the other Loan Documents or, if no payment date is specified, on demand. On the Termination Date, Borrowers shall make payment in full of all remaining Obligations, including, without limitation, any remaining principal balances of the Term Loans.
5.4
Prepayments; Early Termination.
(a)
Borrowers may, upon irrevocable notice from the Administrative Borrower to Agent at any time or from time to time voluntarily prepay the Term Loans in whole or in part; provided, that, (i) such notice must be received by Lender not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of Term Loans; and (ii) any prepayment of Term Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; provided, further, that any such notice of prepayment may provide that such prepayment is conditioned upon the consummation of a concurrent refinancing of the Credit Facility or other transaction, in which case, such notice may be revoked or extended by the Administrative Borrower if any such refinancing or other transaction is not consummated prior to the date of prepayment specified in such notice.
(b)
In the event that the aggregate principal amount of the Term Loans outstanding at any time exceeds the Maximum Term Loan Amount, such event shall not limit, waive or otherwise affect any rights of Agent in such circumstances or on any future occasions, and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, repay to Agent within two (2) Business Days of receipt of such demand the entire amount of any such excess(es) for which payment is demanded; provided, that, in lieu of such repayment, the Administrative Borrower may pledge Eligible Pledged Cash in favor of Agent within two (2) Business Days of receipt of such demand in accordance with paragraph (iii) of the definition of Borrowing Base (which, for the avoidance of doubt, shall not constitute a prepayment for purposes of Section 5.4(d) below).
(c)
Within five (5) Business Days of receipt by Borrowers of any Net Cash Proceeds from any Dispositions described in subclause (c) of the definition of Permitted Dispositions or from any Sale and Leaseback Transaction permitted under Section 8.12, Borrowers shall prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds.
(d)
Any prepayment made under this Section 5.4 shall be accompanied by the applicable portion of the Prepayment Premium and all accrued interest on the amount prepaid.
5.5
Statements. Upon written request from Administrative Borrower, Agent shall render to Borrowers a statement setting forth the balance in Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in Borrowers’ loan account(s) shall be presumptive evidence of the amounts due and owing to Agent by Borrowers, absent manifest error.

5.6
Borrowers’ Loan Account; Evidence of Debt. Agent shall maintain an account or accounts evidencing the Obligations of Borrowers to Agent and Lenders, including the amounts of the Term Loans made by them and each repayment and prepayment in respect thereof, including the amounts of principal and interest payable and paid to Agent and each Lender from time to time hereunder. Any such records shall be presumptively correct, absent manifest error; provided, that, the failure to make any entry or any error in such records, shall not affect any of the Obligations in respect of any applicable Term Loans. Each Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to such Lender one or more promissory notes payable to such Lender and its registered assigns and in a form approved by Agent and such Lender. Thereafter, the Term Loans evidenced by such promissory note(s) and interest thereon shall at all times be represented by one or more promissory notes in such form payable to such payee and its registered assigns.
5.7
Taxes.
(a)
Withholding of Taxes; Gross-Up. Any and all payments by or on account of any obligation of Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.7) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding of Indemnified Taxes been made (the “Additional Amount”).
(b)
Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for, Other Taxes.
(c)
Evidence of Payments. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section 5.7, the Loan Parties shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(d)
Indemnification by Borrowers. Borrowers shall indemnify each Recipient within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.7) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Recipient shall be conclusive absent manifest error.
(e)
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and Agent, at the time or times reasonably requested by the Administrative Borrower or Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Administrative Borrower or Agent as will enable the Administrative Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.7(e)(ii)(A), Section 5.7(e)(ii)(B) and Section 5.7(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)
Without limiting the generality of the foregoing,
(A)
any Lender that is a U.S. Person shall deliver to the Administrative Borrower and Agent on or prior to the date on which such Person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding Tax;
(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender, as applicable, under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or Agent), whichever of the following is applicable:
1.
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
2.
executed originals of IRS Form W-8ECI;
3.
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
4.
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Administrative Borrower or Agent to determine the withholding or deduction required to be made;
(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or Agent as may be necessary for the Administrative Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)
Agent (or any successor Agent) shall, on or before the date on which it becomes a party to this Agreement (and thereafter (i) when reasonably requested by the Administrative Borrower and (ii) on or before the expiration, obsolescence or invalidity of any previously delivered U.S. tax form), provide to the Administrative Borrower duly completed copies of IRS Form W-9 and (x) represent to the Administrative Borrower that it is a “financial institution” under U.S. Treasury Regulation Section 1.1441-1(b)(2)(ii) or (y) hereby represents that it will otherwise handle US withholding tax compliance with respect to payments to the Lenders (such that Borrowers can make such payments to Agent without collecting U.S. withholding tax), with the effect that Borrowers will be entitled to make payments hereunder to Agent (or any successor Agent) without withholding or deduction on account of U.S. federal income taxes.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and Agent in writing of its legal inability to do so.

(f)
Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.7 (including by the payment of Additional Amounts pursuant to this Section 5.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay such indemnified party the amount paid over pursuant to this Section 5.7(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.7(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.7(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.7(f) shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)
Changes to the Lenders. If any Lender requires a Loan Party to pay any Indemnified Taxes or Additional Amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 5.7, then such Lender shall (at the request of such Loan Party) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 5.7, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Administrative Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(h)
Tax Treatment. The parties hereto intend and agree that the Loans are to be treated as debt for U.S. federal income tax purposes. The parties hereto agree not to take a position inconsistent with this Section 5.7(h) for U.S. federal, state, or local income tax purposes (including without limitation, the filing of any information return, such as an IRS Form 1099), unless there is a determination within the meaning of Section 1313 of the Code to the contrary.
(i)
Survival. Each party’s obligations under this Section 5.7 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the termination of the making of the Term Loans and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 6.
REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to Agent and Lenders the following:

6.1
Organization; Powers. Each Borrower and each Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) and clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
6.2
Authorization; Enforceability. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which the Loan Parties are a party has been duly executed and delivered by the Loan Parties and constitutes a legal, valid and binding obligation of the Loan Parties, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.3
No Conflicts. The execution, delivery, and performance by the Loan Parties of the Loan Documents to which they are a party do not and will not (a) violate any material provision of Federal, State, or local law or regulation applicable to the Loan Parties, the Organization Documents of the Loan Parties, or any order, judgment, or decree of any court or other Governmental Authority binding on the Loan Parties or its property, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of the Loan Parties where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (c) result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien, security interest, charge or other encumbrance upon any property of the Loan Parties, other than Permitted Liens, or (d) require any approval of any holder of Equity Interests of the Loan Parties or any approval or consent of any Person under any material agreement of the Loan Parties, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
6.4
Governmental Approvals. The execution, delivery, and performance by the Loan Parties of the Loan Documents to which the Loan Parties are a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
6.5
Financial Statements; No Material Adverse Effect; Solvent. Except for monthly financial statements of Parent and its Subsidiaries, the consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of the Loan Parties as of the date thereof and results of operations for the period then ended. Since December 31, 2024, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect with respect to the Loan Parties. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the Term Loans, the Loan Parties on a consolidated basis are solvent.
6.6
Properties; No Filed Liens. (a) The Loan Parties have (i) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (ii) good and marketable title to (in the case of all other personal property), all of their assets reflected in its most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby or where the failure to have such valid leasehold interests or good and marketable title could not reasonably be expected to have a Material Adverse Effect.

(b) Except for Permitted Liens or as otherwise set forth on Schedule 6.6(b) or subject to the requirements of Schedule 7.15(4), all of such assets are free and clear of Liens.

6.7
Litigation. Except as set forth on Schedule 6.7, there are no actions, suits, proceedings or investigations pending or, to best of the Loan Parties’ knowledge, threatened against the Loan Parties, or their businesses or assets, that (a) relate to any Loan Documents or transactions contemplated thereby or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.
6.8
Compliance with Laws. The Loan Parties are in compliance with the requirements of all applicable Laws, rules, regulations, executive orders or codes (including Environmental Laws) and all final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority, in each case where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to the Loan Parties under any applicable Laws, rules, regulations, executive orders or codes.
6.9
Environmental Condition. Except as set forth on Schedule 6.9, (a) the Loan Parties’ assets have not been used by the Loan Parties, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) the Loan Parties’ assets have not been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) the Loan Parties have not received notice that a security interest, Lien or other encumbrance arising under any Environmental Law has attached to any assets of the Loan Parties, and (d) the Loan Parties and their assets are not subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or liability thereunder that, in the case of the foregoing clauses (a) through (d), individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.
6.10
No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.
6.11
Material Contracts. Schedule 6.11 sets forth all Material Contracts to which the Loan Parties is/are a party or is/are bound as of the date hereof. The Loan Parties are not in breach or in default in any material respect under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
6.12
Restrictive Agreements. Except as set forth on Schedule 6.12, as of the date hereof, the Loan Parties are not party or subject to any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties to create, incur or permit to exist any security interest, Lien or other encumbrance on any of their property or assets, or (b) the ability of the Loan Parties to make or repay loans or advances to the Loan Parties or to transfer assets.
6.13
Taxes. The Loan Parties have timely filed or caused to be filed all U.S. federal income and other material Tax Returns and reports required to have been filed and have paid or caused to be paid all U.S. federal income and other material Taxes required to have been paid by them, except Taxes that are being contested in good faith by appropriate proceedings and for which the Loan Parties have set aside on their books adequate reserves. Except as set forth on Schedule 6.13, as of the date hereof, no tax Liens have been filed and no claims are being asserted with respect to any such Taxes.
6.14
ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000.00 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000.00 the fair market value of the assets of all such underfunded Plans.
6.15
Insurance. Schedule 6.15 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the date hereof. As of the date hereof, all premiums in respect of such insurance have been paid. The Loan Parties maintain with financially sound and reputable insurance companies, insurance on all of their property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.16
Capitalization and Subsidiaries. Schedule 6.16 sets forth (a) a correct and complete list of the name and relationship to the Loan Parties of each Subsidiary, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests, all of which issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 6.16, and (c) the type of entity of each Borrower and each Subsidiary. Except for the Warrants, there are no outstanding commitments or other obligations of the Loan Parties to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Loan Parties.
6.17
Security Interest in Collateral. Subject to Section 7.15, as of the Closing Date, the Security Agreement is effective to create in favor of Agent for the benefit of the Lenders, valid and enforceable Liens on, and security interests in, the Collateral in respect of which Liens are granted thereon pursuant to the Security Agreement and/or the Pledge Agreement (collectively, the “Security Agreement Collateral”) and, when (i) financing statements and other filings in appropriate form are accepted by the offices specified in the Security Agreement and (ii) upon the taking of possession or control by Agent of the Security Agreement Collateral as required by the Security Agreement or the Pledge Agreement, as applicable, with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Agent to the extent possession or control by Agent is required by the Security Agreement and/or the Pledge Agreement), the Liens created by the Security Agreement or the Pledge Agreement, as applicable, shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than (1) such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction and (2) the Intellectual Property constituting Collateral), in each case subject to no Liens other than Permitted Liens. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither Borrowers nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any capital stock of any Foreign Subsidiary, or as to the rights and remedies of Agent with respect thereto, under applicable Law under the laws of any jurisdiction other than the United States, any State or territory thereof, or the District of Columbia.
6.18
Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
6.19
Intellectual Property. The Loan Parties own, or are licensed to use, all Intellectual Property necessary to their businesses as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 6.19, and the use thereof by the Loan Parties does not infringe on the rights of any other Person, and except as set forth on such Schedule, the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement, except where any such infringement, licensing agreement or similar arrangement could not reasonably be expected to have a Material Adverse Effect. No material trademark, servicemark, copyright or other Material Intellectual Property at any time used by the Loan Parties which is owned by another person, or owned by the Loan Parties subject to any security interest, Lien or other encumbrance, is affixed to or incorporated in any Collateral, except (a) to the extent permitted under the terms of the license agreements listed on Schedule 6.19, (b) to the extent to which such Intellectual Property is affixed or incorporated is permitted by the Loan Parties under applicable Law (including the United States Copyright Act of 1976) or (c) where such affixation or incorporation could not reasonably be expected to have a Material Adverse Effect.
6.20
Labor Relations. Except as described on Schedule 6.21, the Loan Parties are not party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of the Loan Parties’ employees or any threatened strikes, work stoppages or demands for collective bargaining.

6.21
Margin Regulations, Investment Company Act, Etc. The Loan Parties are not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock. No proceeds of Term Loans will be used by the Loan Parties to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any margin stock or for any related purpose governed by Regulations T, U or X of the Board of Governors. The Loan Parties are not (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable Law regarding its authority to incur Indebtedness.
6.22
OFAC. The Loan Parties are not, and no Borrower Affiliate or its or their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with this Agreement (a) is a Sanctioned Person; (b) is a Person that is owned or controlled by a Sanctioned Person; (c) is located, organized or resident in a country or territory that is subject to Sanctions; or (d) has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions with any Sanctioned Person or Sanctioned Entity or is otherwise in violation of any Sanctions.
6.23
Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that the Loan Parties have failed to disclose to Agent in writing that has, or could reasonably be expected to have, a Material Adverse Effect.
6.24
Business Plan. The Loan Parties are operating their business in all material respects in a manner consistent with the Business Plan most recently delivered to Agent.
SECTION 7.
AFFIRMATIVE COVENANTS
7.1
Financial Statements~~, Borrowing Base Certificate~~  and Other Information. Borrowers (a) will deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 7.1 no later than the times specified therein, and concurrently with the delivery of the financial statements referred to therein, (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Administrative Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Administrative Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to the financial statements referred to under the captions “Annual financials” and “Quarterly financials”, (b) will maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP, and (c) will (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.
7.2
Notices of Material Events. Administrative Borrower will promptly notify Agent in writing of: (a) the occurrence of any Default or Event of Default; (b) any matter that has, or could reasonably be expected to have, a Material Adverse Effect; (c) any breach or non-performance by a Loan Party of, or any default under, a Material Contract or with respect to Material Indebtedness of the Loan Parties thereof; (d) any dispute, litigation, investigation, proceeding or suspension between the Loan Parties and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding between the Loan Parties and any Governmental Authority, including pursuant to any applicable Environmental Laws, in each case in respect of any of the foregoing to the extent, if adversely determined, such dispute, litigation, investigation, proceeding or material development could reasonably be expected to have a Material Adverse Effect; (e) the occurrence of any ERISA Event; (f) any material change in accounting policies or financial reporting practices of the Loan Parties; (g) any change in the Loan Parties’ senior executive officers that has, or could reasonably be expected to have, a Material Adverse Effect; (h) the filing of any Lien for unpaid Taxes against any Loan Parties (other than Permitted Liens); (i) any material loss, damage, or destruction to, or commencement of any action or proceeding for the taking under eminent domain, condemnation or similar proceeding, of Collateral, whether or not covered by insurance; (j) any transaction occurring after the Closing Date consisting of: (1) the incurrence of Material Indebtedness, and/or (2) the voluntary or involuntary grant of any Lien other than a Permitted Lien upon any property of the Loan Parties; provided, that, each such notice under these clauses (1) and (2) (as to a voluntary grant) shall be received by Agent not later than ten (10) Business Days thereafter, together with such other information with respect thereto as Agent may request, and (k) any Material Contract entered into by the Loan Parties after the Closing Date. Each notice pursuant to this Section 7.2 shall be accompanied by a statement of a Responsible Officer of the Loan Parties setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken (or propose to take) with respect thereto.
7.3
Existence. The Loan Parties will do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect their respective legal existence (other than pursuant to a transaction permitted by Section 8.3) and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights material to the conduct of their businesses, and maintain all requisite authority to conduct their businesses in each jurisdiction in which such business is conducted, except where, in the case of this clause (ii), the failure to maintain and preserve such rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights and requisite authority could not reasonably be expected to have a Material Adverse Effect.
7.4
Payment of Obligations. The Loan Parties will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including all material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Loan Parties has set aside on their books adequate reserves with respect thereto in accordance with GAAP; provided, that, the Loan Parties will remit withholding taxes and other payroll taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions.
7.5
Maintenance of Properties. The Loan Parties will keep and maintain all property material to the conduct of their businesses in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to so maintain could not reasonably be expected to have a Material Adverse Effect.
7.6
Compliance with Laws; Material Contracts. The Loan Parties will (a) comply with all laws, rules, regulations, licenses, approvals and orders applicable to them and duly observe all requirements of any foreign, Federal, State or local Governmental Authority applicable to them or their property (including without limitation Environmental Laws) and cause each of its Subsidiaries to do the foregoing, (b) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, in each case of the foregoing clauses (a) and (b), except to the extent the failure to so comply, perform, observe or cause could not reasonably be expected to have a Material Adverse Effect, (c) maintain each Material Contract in full force and effect; provided, that, a renewal or replacement or termination of any such Material Contract the effect of which is to allow Borrowers and their Subsidiaries to obtain the same or substantially similar service or supply to their business shall not be deemed to be a failure to maintain a Material Contract in full force and effect, (d) enforce each such Material Contract in accordance with its terms and consistent with Borrowers’ historical business practices, and (e) pay when due, and in no event more than thirty (30) following the due date thereof, all rental and/or lease payments with respect to each of Borrowers’ leased locations set forth on Schedule 1.2.
7.7
Insurance. The Loan Parties shall at all times:
(a)
Maintain with financially sound and reputable insurance companies reasonably acceptable to Agent in its Permitted Discretion (provided, that, the placement of insurance with reputable insurance companies as part of Borrowers’ periodic renewal or market check of its policies shall not require the consent of Agent), and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are acceptable to Agent in its Permitted Discretion (it being agreed and acknowledged that the policies of Borrowers in effect on the Closing Date and disclosed to Agent are deemed acceptable to Agent), including (i) D&O Insurance, (ii) cyber-insurance and (iii) all insurance required pursuant to the Security Documents. The Loan Parties will from time to time upon Agent’s request furnish to Agent information in reasonable detail as to the insurance so maintained.
(b)
Subject to the timing requirements of Section 7.15, cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to Agent, (ii) a provision to the effect that no Borrower, Agent or any other Person shall be a co-insurer and (iii) such other provisions as Agent may reasonably require from time to time to protect the interests of Agent.
(c)
Subject to the timing requirements of Section 7.15, cause commercial general liability policies to be endorsed to name Agent as an additional insured.
(d)
Subject to the timing requirements of Section 7.15, cause business interruption policies to name Agent as a lender’s loss payee and to be endorsed or amended to include (i) a provision to the effect that no Borrower, Agent or any other Person shall be a co-insurer, and (ii) such other provisions as Agent may reasonably require from time to time to protect the interests of Agent.
(e)
Cause each such policy referred to in this Section 7.7 to also provide that it shall not be canceled, materially modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to Agent (giving Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to Agent.
(f)
Deliver to Agent, prior to the cancellation, material modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent, including an insurance binder) together with evidence reasonably satisfactory to Agent of payment of the premium therefor.
(g)
Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by Agent furnish Agent certificates evidencing renewal of each such policy.
(h)
Permit, at reasonable frequencies and upon reasonable prior notice by Agent to Administrative Borrower, any representatives that are designated by Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby; provided, that, so long as no Event of Default has occurred and is continuing, Agent shall not be permitted to conduct more than two (2) such inspections during any calendar year.
(i)
Neither Agent nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.7. Each Borrower shall look solely to its insurance companies or any other parties other than Agent for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against Agent or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by Law, to waive their right of recovery, if any, against

Agent and its agents and employees. The designation of any form, type or amount of insurance coverage by Agent under this Section 7.7 shall in no event be deemed a representation, warranty or advice by Agent that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
7.8
Inspection Rights. Upon the request of Agent, after reasonable prior notice to the Loan Parties, the Loan Parties will permit representatives and other professionals engaged by Agent for such purpose to visit and inspect any of its properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with its directors, officers, and accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired; provided, that, neither Agent nor any of its representatives shall be permitted to inspect, examine, make copies of, or summarize, any information that is subject to attorney client privilege, confidentiality obligations or is a trade secret; provided, further, that, so long as no Event of Default has occurred and is continuing, Agent shall not be permitted to conduct more than two (2) such visits, inspections, examinations and discussions during any calendar year.
7.9
Use of Proceeds. The Loan Parties shall use the proceeds of the Term Loans hereunder only to: (a) refinance the Existing Debt and pay transaction fees and expenses in connection therewith, and (b) for general operating, working capital and other corporate purposes of the Loan Parties not otherwise prohibited by the terms of the Organization Documents of the Loan Parties or hereunder.
7.10
Cash Management; Collection of Proceeds of Collateral; Credit Card Notifications.
(a)
Cash Management; Collection of Proceeds. Subject to the timing requirements set forth in Section 7.15, the Loan Parties shall have cash management arrangements in place with the Cash Management Bank, all in form and substance satisfactory to Agent (it being agreed and acknowledged that the cash management arrangements of the Loan Parties in effect on the Closing Date are satisfactory to Agent), which provide for all cash receipts and other amounts and payments received by the Loan Parties to be deposited into deposit accounts which are subject to Control Agreements and/or other agreements acceptable to Agent, which cash management arrangements shall provide, upon notice to the Cash Management Bank, for Agent to maintain full cash dominion over the Loan Parties; it being understood and agreed that Agent shall not provide such notice unless an Event of Default has occurred and is continuing and shall rescind such notice upon the cure or waiver of any such Event of Default.
(b)
Credit Card Notifications. Upon Agent’s request in its sole discretion, the Loan Parties shall promptly deliver to Agent copies of notifications substantially in the form attached hereto as Exhibit B (each, a “Credit Card Notification”) which have been executed by the applicable Loan Parties and delivered to each of the Loan Parties’ Credit Card Issuers and Credit Card Processors listed on Schedule 7.10(b). Upon entering into any agreements with any new Credit Card Issuer or Credit Card Processor, the Loan Parties shall, upon Agent’s request in its sole discretion, deliver to Agent a copy of a Credit Card Notification which has been executed by the applicable Loan Parties and delivered to such Credit Card Issuer or Credit Card Processor.
7.11
Costs and Expenses. Borrowers shall pay to Agent on demand all Credit Party Expenses and, without duplication thereof and subject to the limits on legal counsel fee reimbursement set forth in the definition of Credit Party Expenses which shall apply to this Section 7.11, reasonable, documented and customary costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (b) costs and expenses and fees for insurance premiums, inspections, appraisal fees (subject to the limitations in Section 7.12) and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Agent’s customary charges and fees with respect thereto, (c) actual costs and expenses of preserving and protecting the Collateral, (d) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against Agent arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters), (e) all reasonable and documented out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office; and (f) subject to the limits on legal counsel fee reimbursement set forth in the definition of Credit Party Expenses, the reasonable and documented fees and disbursements of counsel to Agent in connection with any of the foregoing. With respect only to legal fees, costs, and expenses accrued and payable as of the Closing Date with respect to the documentation, negotiation, and execution and delivery by the parties thereto of the Loan Documents (collectively, the “Closing Legal Fees”), Agent acknowledges that it has received a $125,000 deposit from Borrowers, which deposit Agent shall apply to Closing Legal Fees. For the avoidance of doubt, in no event will the taxes required to be paid under this Section 7.11 include any Taxes that constitute Indemnified Taxes or Excluded Taxes.
7.12
Field Examinations and Appraisals. Agent, and/or its agents or designees, shall have conducted a summary liquidation analysis of Borrowers prior to the Closing Date and then may conduct up to ~~two~~ (~~2~~a) one (1) field ~~examinations,~~examination, (b) one (1) inventory appraisal, and ~~two~~ (~~2~~c) one (1) Intellectual Property ~~appraisals~~appraisal, in each case, every twelve (12) months ~~(provided, that, such field examinations and Intellectual Property appraisals shall not take place more frequently than once every six (6) months),~~, and the Loan Parties shall cooperate with and assist Agent with respect to the same. The Loan Parties shall pay to Agent on demand all reasonable and documented out-of-pocket expenses and costs incurred by Agent during the course of ~~such field examinations and appraisals~~each (a) annual field examination and (b) annual inventory appraisal, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office; provided that, at any time after an Event of Default has occurred and is continuing, Agent may conduct (i) one (1) additional ~~appraisals at any time at its own~~field examination, (ii) one (1) additional inventory appraisal, and (iii) one (1) additional Intellectual Property appraisal, in each case at Borrowers’ expense.
7.13
Business Plan. The Loan Parties will generally operate the business of the Loan Parties in all material respects in a manner consistent with the Business Plan most recently delivered to Agent.
7.14
Employee Benefit Plans. At all times, the Loan Parties shall:
(a)
maintain, and cause each ERISA Affiliate to maintain, each Pension Plan in substantial compliance with all applicable Laws;
(b)
make, and cause each ERISA Affiliate to make, on a timely basis, all required contributions to any Multiemployer Plan; and
(c)
not, and not permit any ERISA Affiliate to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Plan, or (iii) take any other action with respect to any Pension Plan that would, or could reasonably be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) above individually or in the aggregate would not have or could not reasonably be expected to have a Material Adverse Effect.

7.15
Post-Closing. The Loan Parties shall execute and deliver the documents, take the actions, and complete the tasks set forth on Schedule 7.15, in each case within the applicable time limit specified (or such longer period as Agent may agree in its sole discretion (including via electronic mail)).
SECTION 8.
NEGATIVE COVENANTS
8.1
Indebtedness. The Loan Parties shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness of any other Person, except Permitted Indebtedness.
8.2
Liens. The Loan Parties shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or Lien with respect to any such assets or properties, except Permitted Liens.
8.3
Fundamental Changes. No Loan Party shall, directly or indirectly, (a) change its name or conduct business under any fictitious name, unless such fictitious name is disclosed to Agent in writing prior to its use in commerce; (b) change its tax, charter or other organizational identification number; (c) change its form or state of organization; or (d) without at least thirty (30) days’ prior written notice to Agent, merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions; provided, that any wholly-owned Subsidiary of any Loan Party (other than Administrative Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives Agent at least thirty (30) days’ prior written notice (or such shorter period as Agent may agree) of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) Agent and Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (E) the surviving Subsidiary, if any, if not already a Loan Party, is contemporaneously joined as a Loan Party hereunder and the Equity Interests of such Subsidiary is the subject of a Security Agreement or Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation.
8.4
Asset Sales. The Loan Parties shall not sell assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of their assets to any other Person, except for Permitted Dispositions or agree to do any of the foregoing, except to the extent that such agreement contains a condition requiring the consent of Lender if the agreement to do any of the foregoing is otherwise prohibited by the terms hereof. Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, no disposition consisting of Material Intellectual Property may be made from any Loan Party to any Subsidiary that is not a Loan Party (other than licensing or sublicensing of such Material Intellectual Property made in the ordinary course of business and consistent with past practice, provided such licensing or sublicensing is not an exclusive license).
8.5
Investments. The Loan Parties shall not, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any capital contribution in, any other Person that is not a Borrower and also not the Parent, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries in contravention of the foregoing (each of the foregoing an “Investment”), except Permitted Investments; provided that if any such Subsidiaries are formed and/or acquired by a Loan Party, or if an Immaterial Subsidiary becomes a Subsidiary that is no longer an Immaterial Subsidiary, within ten (10) Business Days thereof, each such Subsidiary shall execute and deliver to Lender a joinder to this Agreement and the other Loan Documents, and shall take all related actions as directed by Agent, all in form and substance satisfactory to Agent.
8.6
Transactions with Affiliates. The Loan Parties shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Borrower Affiliates, except pursuant to the reasonable requirements of Loan Parties’ businesses and upon fair and reasonable terms no less favorable to Loan Parties than Loan Parties would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following: (a) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Loan Parties in the ordinary course of business and payments or awards pursuant thereto, (b) Restricted Payments permitted under Section 8.8 hereof, (c) loans and advances to Subsidiaries permitted under Section 8.5 hereof, (d) transactions with another Loan Party, (e) sales or issuances of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (f) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary, and (g) any transaction described on Schedule 8.6.
8.7
Change in Business. The Loan Parties shall not engage in any business other than the business of the Loan Parties on the date hereof and any business reasonably related, ancillary or complimentary to the business in which the Loan Parties are engaged on the date hereof.
8.8
Restricted Payments. The Loan Parties shall not declare or make, directly or indirectly, any Restricted Payment, except Permitted Restricted Payments.
8.9
Restrictive Agreements. The Loan Parties shall not, directly, or indirectly, create or otherwise cause or suffer to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of the Loan Parties to pay dividends or make other distributions or pay any Indebtedness owed by or to the Loan Parties or make loans or advances or grant security interests in or Liens on any of its assets or transfer any of its assets, except such an agreement or other arrangement that (a) is in effect on the Closing Date, (b) relates to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness, (c) constitute customary restrictions on assignment in leases and other contracts, (d) set forth in this Agreement and the other Loan Documents, (d) arises as a result of any applicable Law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances); (e) constitute (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto; (f) customary restrictions on dispositions of real property interests in reciprocal easement agreements; and (g) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets.
8.10
Certain Payments of Indebtedness, Etc. Loan Parties shall not make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (a) payment of the Obligations, (b) payment of regularly scheduled principal and interest payments, and other mandatory payments, as and when due in respect of any Permitted Indebtedness, other than payments in respect of Subordinated Debt prohibited by the Subordination Agreements, (c) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted under Section 8.4, (d) any Permitted Refinancing of Permitted Indebtedness, (e) repayments of Permitted Intercompany Investments constituting Indebtedness and (f) repayment of Indebtedness pursuant to clauses (i), (j), (e) (solely in respect of clauses (i) and (j) of the definition of “Permitted Indebtedness”) and (o) of the definition of “Permitted Indebtedness”.
8.11
Amendment of Material Documents. The Loan Parties shall not amend, modify or waive any of the terms of: (a) its Organization Documents except for amendments, modifications or other changes that do not affect the rights and privileges of the Loan Parties in any material respect and do not affect the ability of the Loan Parties to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise affect the interests of Agent in any material respect and so long as at the time of any such amendment, modification or waiver, no Default or Event of Default shall exist or have occurred and be continuing; or (b) any agreement, document or instrument evidencing or governing any Material Indebtedness, except, that, the Loan Parties may, after prior written notice to Agent, amend or modify the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to the Loan Parties, or to fix ambiguities, errors or omissions therein.
8.12
Sale and Leaseback. The Loan Parties shall not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by a Loan Party that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and (a) is consummated within ninety (90) days after Loan Party acquires or completes the construction of such fixed or capital asset, (b) the obligations of such Loan Party under such lease constitute Permitted Indebtedness, and (c) the Net Cash Proceeds realized by the Loan Party upon the sale or transfer of such property is paid to Agent in accordance with the terms and conditions of this Agreement.
8.13
Subordinated Debt. Borrowers shall not amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt.
8.14
Restricted Businesses. Borrowers shall not participate in any Restricted Businesses.
8.15
~~Capital Expenditures~~[Reserved] ~~Make or incur any Capital Expenditure (including maintenance capital expenditures) or commitments for Capital Expenditures (including Capital Lease Obligations and maintenance Capital Expenditures) in any fiscal year in an aggregate amount for the Loan Parties on a consolidated basis of more than $10,000,000 (the “Capex Cap”); provided, that, on the last day of the fiscal year ending December 31, 2025 and on the last day of each fiscal year ending thereafter, the Capex Cap for the immediately succeeding fiscal year shall increase by 20% of the Specified Annual Cost Savings for the fiscal year most recently ended (i.e. by way of example, if the Specified Annual Cost Savings for the fiscal year ending December 31, 2025 is $5,000,000, then the Capex Cap for the fiscal year ending December 31, 2026 shall be $11,000,000).~~
SECTION 9.
FINANCIAL COVENANT; BILLING AND SUBSCRIPTION TARGET COVENANTS; CURE RIGHT

9.1
Minimum Liquidity. Loan Parties shall maintain Liquidity of at least $~~12,000,000~~15,000,000 at all times; provided, that, notwithstanding the foregoing, if, as a result of unanticipated circumstances beyond the Loan Parties’ control, Liquidity is less than $~~12,000,000~~15,000,000, such circumstance shall not constitute a breach of this Section 9.1 so long as (i) Liquidity is at least $~~11,000,000~~14,000,000 and (ii) Liquidity does not remain less than $~~12,000,000~~15,000,000 for more than three (3) consecutive Business Days; provided further, that, during a Cure Period (as defined in Section 9.4), Loan Parties shall maintain Liquidity of at least 110% of the requirements set forth in this Section 9.1.
9.2
Minimum Total Billings. During a Covenant Testing Period, Borrowers shall achieve the Three Month Total Billings Target applicable to each trailing three (3) month period (the “Billings Test Period”).

9.3
Minimum Digital Subscriptions. During a Covenant Testing Period, Borrowers shall maintain Net Digital Subscriptions at all times, as tested as of the end of each fiscal ~~quarter~~month (the “Subscriptions Test Period”, and collectively with the Billings Test Period (as defined in Section 9.2), each, a “Test Period”)) of not less than the ~~Quarterly~~Monthly Digital Subscriptions Target.
9.4
Cure Right. In the event that Borrowers fail to satisfy the covenants set forth in Section 9.2 and/or Section 9.3 at the end of the Test Period applicable to such covenant, Borrowers shall have the limited right to cure such Event of Default on the following terms and conditions (and until the expiration of any such Cure Period an Event of Default as a result of Borrowers’ breach of Section 10.1(a) arising from Borrowers’ failure to comply Section 9.2 and/or Section 9.3 shall not be continuing):
(a)
a prepayment of the outstanding Term Loans in an amount equal to the Prepayment Cure Amount (any such prepayment, a “Covenant Cure Payment”) shall be received by Agent after the end of the applicable Test Period and on or prior to the date which is five (5) Business Days following the date which a Compliance Certificate is required to be delivered by Administrative Borrower for the applicable Test Period (such period, a “Cure Period”);
(b)
Covenant Cure Payments shall not be made in consecutive fiscal quarters;
(c)
[reserved];
(d)
Covenant Cure Payments shall not be made more than four (4) times during the term of this Agreement;
(e)
any prepayment made under this Section 9.4 shall be accompanied by the applicable portion of the Prepayment Premium and all accrued interest on the amount prepaid;
(f)
the proceeds of any Covenant Cure Payment shall be applied to the principal amount of the Term Loans; and
(g)
Administrative Borrower shall have delivered to Agent a revised Business Plan with respect to such Cure Period, demonstrating to Agent’s satisfaction in Agent’s sole discretion, that at all times during such Cure Period the Loan Parties will maintain Liquidity in excess of 110% of the minimum Liquidity required pursuant to Section 9.1.
9.5
Minimum Billings Fixed Charge Coverage Ratio. During a Covenant Testing Period, Borrowers shall maintain a Billings Fixed Charge Coverage Ratio, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.10:1.00	For the three-month period ending March 31, 2026
1.10:1.00	For the four-month period ending April 30, 2026
1.10:1.00	For the five-month period ending May 31, 2026
1.10:1.00	For the six-month period ending June 30, 2026
1.10:1.00	For the seven-month period ending July 31, 2026
1.10:1.00	For the eight-month period ending August 31, 2026
1.10:1.00	For the nine-month period ending September 30, 2026
1.10:1.00	For the ten-month period ending October 31, 2026
1.10:1.00	For the eleven-month period ending November 30, 2026
1.10:1.00	For the twelve-month period ending December 31, 2026, and each twelve-month period ending on the last day of each month thereafter

SECTION 10.
EVENTS OF DEFAULT AND REMEDIES
10.1
Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
(a)
(i) the Loan Parties fail to make any principal payment hereunder when due or fail to pay interest, fees or any of the other Obligations within three (3) Business Days after the due date thereof, or (ii) a Loan Party fails to perform any of the covenants contained in Sections 7.1, 7.2(a), 7.7, 7.10, 7.13, 7.14, 7.15, Section 8 and Section 9, and such failure shall continue for three (3) days following written notice thereof from Agent to Administrative Borrower, or (iii) the Loan Parties fail to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for fifteen (15) days following written notice thereof from Agent to Administrative Borrower;
(b)
any representation, warranty or statement of fact made by the Loan Parties to Agent and/or Lenders in this Agreement, the other Loan Documents or any other written agreement, schedule or document required to be delivered to Agent and/or Lenders under the Loan Documents that is (x) qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect, false or misleading in any material respect and (y) any other such representation, warranty or statement of fact made by the Loan Parties to Agent and/or Lenders shall when made or deemed made be incorrect, false or misleading in any material respect;
(c)
any judgment for the payment of money is rendered against the Loan Parties in excess of $750,000 in the aggregate (to the extent not covered (other than to the extent of customary deductibles) by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or bonded pending appeal;
(d)
the Loan Parties make an assignment for the benefit of creditors or make or send notice of a bulk transfer;
(e)
an Insolvency Proceeding is filed against any Borrower or all or any part of its properties;
(f)
an Insolvency Proceeding is filed by any Borrower or for all or any part of its properties;
(g)
at any time Liquidity is less than $~~12,000,000~~15,000,000, any default under or in respect of any other Indebtedness (including without limitation, Subordinated Debt and other Material Indebtedness), or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Agent the rights, powers and privileges purported to be created thereby;
(h)
the dissolution, termination of existence (except pursuant to a transaction permitted by Section 8.3) or suspension or cessation of business as usual of any Borrower or any of their Subsidiaries;
(i)
any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);
(j)
an ERISA Event shall occur which results in or could reasonably be expected to result in liability of the Loan Parties which would reasonably likely result in a Material Adverse Effect;
(k)
the Loan Parties shall be prohibited or otherwise restrained from conducting the business theretofore conducted by them in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;
(l)
any Borrower shall take any action, or shall make a determination, whether or not yet formally approved by any Borrower’s management or board of directors, to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course or suspend the performance under Material Contracts in the ordinary course (provided, that, any suspension as a result of the circumstances described in Section 7.6(c) shall not be an Event of Default hereunder), or (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or business;
(m)
any Change of Control; or

(n)
(i) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document.
10.2
Remedies.
(a)
At any time an Event of Default exists or has occurred and is continuing, Agent shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC and other applicable Law. All rights, remedies and powers granted to Agent hereunder, under any of the other Loan Documents, the UCC or other applicable Law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by the Loan Parties of this Agreement or any of the other Loan Documents. Agent may at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against the Loan Parties to collect the Obligations without prior recourse to the Collateral.
(b)
Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may accelerate the payment of all Obligations and demand immediate payment thereof to Agent (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(e) and 10.1(f), all Obligations shall automatically become immediately due and payable and any obligations of Agent hereunder shall automatically terminate).
SECTION 11.
JURY TRIAL WAIVER; OTHER WAIVERS
CONSENTS; GOVERNING LAW; ERRONEOUS PAYMENTS
11.1
Governing Law; Choice of Forum; Jury Trial Waiver.
(a)
The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
(b)
Each Party hereto irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent shall have the right to bring any action or proceeding against any Loan Party or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property).

(c)
EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(d)
Agent and Lenders shall not have any liability to the Loan Parties (whether in tort, contract, equity or otherwise) for losses suffered by the Loan Parties in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final judgment or court order binding on Agent and/or such Lender, that the losses were the result of its acts or omissions constituting gross negligence or willful misconduct. Each Borrower: (i) certifies that neither Agent nor any representative, agent or attorney acting for or on behalf Agent has represented, expressly or otherwise, that Agent would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Agent is relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.
11.2
Waiver of Notices. To the fullest extent permitted by applicable Law, each Borrower hereby waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, this Agreement, or any other Loan Documents; (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral; and (c) the benefit of all valuation, appraisal and exemption laws, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by applicable Law and cannot be waived thereunder. No notice to or demand on the Loan Parties which Agent may elect to give shall entitle the Loan Parties to any other or further notice or demand in the same, similar or other circumstances.
11.3
Amendments and Waivers. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent with the consent of the Required Lenders, and as to amendments to any of the Loan Documents, by Administrative Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to Agent and Lenders only in the specific instance and for the specific purpose for which given. Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent would otherwise have on any future occasion, whether similar in kind or otherwise.
11.4
Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5
Indemnification. The Loan Parties shall indemnify and hold each Credit Party, and its officers, directors, agents, employees, advisors and counsel and its Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities, reasonable and documented costs or expenses (including reasonable and documented attorneys’ fees and expenses (limited to the reasonable and documented out-of-pocket fees and expenses of one (1) primary outside counsel to Agent, one (1) primary outside counsel to Lenders taken as a whole and, if necessary, one (1) local counsel for Agent in each relevant jurisdiction material to the interests of Agent (which may include a single special counsel acting in multiple jurisdictions), one (1) local counsel for Lenders (taken as a whole) in each relevant jurisdiction material to the interests of the Lenders (which may include a single special counsel acting in multiple jurisdictions), any regulatory or other special counsel to Agent reasonably deemed necessary by Agent and, in the event of any actual conflict of interest, one (1) additional counsel in each relevant jurisdiction to each group of affected parties that are similarly situated (taken as a whole))) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement and approved by the Loan Parties (which approval shall not be unreasonably withheld and/or delayed) and court costs, except the Loan Parties shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of the Loan Parties as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, the Loan Parties shall pay the maximum portion which it is permitted to pay under applicable Law to a Credit Party in satisfaction of indemnified matters under this Section. To the extent permitted by applicable Law, (i) the Loan Parties shall not assert, and the Loan Parties hereby waive, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby and (ii) the Indemnitees shall not assert, and the Indemnitees hereby waive, any claim against any Loan Party, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transaction contemplated hereby or thereby except resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.6
Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Tiger makes a payment hereunder in error to any other Lender, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to Tiger forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Tiger, at the greater of the Federal Funds Rate and a rate determined by Tiger in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Tiger shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.
SECTION 12.
AGENT
12.1
Appointment and Authority. Each Lender hereby irrevocably appoints Tiger Finance, LLC to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 12.6 and 12.10, the provisions of this Section are solely for the benefit of Agent and Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
12.2
Rights as Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to Lenders.
12.3
Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:
(a)
shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except for discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Lender in violation of any Debtor Relief Law; and
(c)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as Agent or any Agent Affiliate in any capacity;
(d)
shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 11.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction;

(e)
shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Agent by the Loan Parties or a Lender. Upon the occurrence of a Default or Event of Default, Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until Agent shall have received such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall Agent be required to comply with any such directions to the extent that Agent believes that its compliance with such directions would be unlawful;
(f)
shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
12.4
Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.5
Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
12.6
Resignation of Agent. Agent may at any time give written notice of its resignation to Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right with the consent of the Administrative Borrower at all times other than during the existence of an Event of Default (which consent of the Administrative Borrower shall not be unreasonably withheld or delayed), to appoint a successor which shall be a Person in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Agent on behalf of Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 12 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.
12.7
Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 12.12, Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of Agent.
12.8
No Other Duties, Etc.. Anything herein to the contrary notwithstanding, no person who is or becomes a bookrunner, arranger, syndication agent or documentation agent hereunder shall have any powers, rights, liabilities, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as Agent or a Lender hereunder.
12.9
Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Agent, the other Credit Parties and their respective agents and counsel and all other amounts due to Lenders, Agent and the other Credit Parties hereunder, including, without limitation under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)
to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 3.3 and 11.5.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

12.10
Collateral and Guaranty Matters. The Credit Parties irrevocably authorize Agent:
(a)
to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting cash to the extent utilized by a Loan Party for the purposes of clauses (r) or (t) of the definition of “Permitted Liens”, (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (vi) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 11.3;
(b)
to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (m) of the definition of Permitted Liens; and
(c)
to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

Upon request by Agent at any time, the Applicable Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 12.10. In each case as specified in this Section 12.10, Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 12.10.

12.11
Notice of Transfer. Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 13.3.
12.12
Reports and Financial Statements. By signing this Agreement, each Lender:
(a)
is deemed to have requested that Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates, financial statements and other Borrower Materials required to be delivered by Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by Agent (collectively, the “Reports”);
(b)
expressly agrees and acknowledges that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials, and shall not be liable for any information contained in any Borrower Materials (including any Report);

(c)
expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;
(d)
agrees to keep all Reports and other Borrower Materials confidential in accordance with the provisions of Section 13.7 hereof; and
(e)
without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report and any other Borrower Materials in connection with any Loan that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan; and (ii) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
12.13
Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of Agent and Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
12.14
Indemnification of Agent. Without limiting the obligations of the Loan Parties hereunder, Lenders hereby agree to indemnify Agent and any of its Related Parties, as the case may be, ratably according to their pro rata share of the Obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent and any of its Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s or its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.
12.15
Relation among Lenders. Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in the case of Agent) authorized to act for, any other Lender.
SECTION 13.
NOTICES; MISCELLANEOUS
13.1
Notices.
(a)
Except in the case of notices and other communications expressly permitted to be given by telephone or electronic method of transmission (and subject in each case to clause (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, as follows:

If to Administrative Borrower:

Beachbody, LLC

400 Continental Blvd, Suite 400

El Segundo, CA 90245

Attention: General Counsel / Chief Financial Officer

Tel: 310-883-9000

E-mail: jgelfand@bodi.com; bramberg@bodi.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Mark O. Morris, Esq.

Tel: (213) 891-7546

Email: mark.morris@lw.com

If to Agent:

Tiger Finance, LLC

60 State Street

Boston, Massachusetts 02109

Attention: Andy Babcock & Connor Lee

Tel: (212) 315-0764

E-mail: ababcock@tigergroup.com; clee@tigergroup.com

With a copy to (which shall not constitute notice):

~~Reimer~~Riemer & Braunstein LLP

Times Square Tower

Seven Times Square, Suite 2506

New York, NY 10036

Attention: Anthony B. Stumbo, Esquire

Tel: (212) 789-3153

E-mail: astumbo@riemerlaw.com

Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(b)
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) delivered through an electronic method of transmission to the extent provided in clause (c) below shall be effective as provided in such clause.
(c)
Notices and other communications to Agent hereunder may be delivered or furnished by e-mail or any internet or extranet-based site providing for access to data protected by passcodes or other security systems approved by Agent for such purpose and in each case to the extent that Agent may approve a pursuant to procedures approved by Agent; provided, that, the foregoing shall not apply to notices pursuant to Section 2 or Section 7.2 or such other notices as Agent may specifically hereafter agree. Unless otherwise specified by Agent, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or extranet-based site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
13.2
Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable Law.
13.3
Successors. This Agreement, the other Loan Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, and the Loan Parties and their respective successors and assigns, except that (a) the Loan Parties may not assign their rights under this Agreement, the other Loan Documents and any other document referred to herein or therein without the prior written consent of Agent and Required Lenders, which consent may be delayed, conditioned, withheld or denied in Agent’s and Required Lenders’ exclusive discretion, and (b) neither a Lender nor Agent may assign or otherwise transfer its rights, Term Loans or interests hereunder or under any other Loan Document without the prior written consent of the Administrative Borrower; provided, that (i) such consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if not denied in writing by the Administrative Borrower within ten (10) Business Days after the Administrative Borrower’s receipt of written request therefor, (ii) such consent shall not be required if a Specified Event of Default has occurred and is continuing), (iii) upon the occurrence of an Event of Default (other than a Specified Event of Default) that is continuing, neither Agent nor any Lender may assign or otherwise transfer its rights, Term Loans or interests hereunder or under any other Loan Document except upon sixty (60) days’ prior written notice to the Administrative Borrower and (iv) any such purported assignment without such express prior written consent shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of the Loan Parties, Lenders, and Agent with respect to the transactions contemplated hereby and there shall be no third-party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.
13.4
Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
13.5
USA Patriot Act. Agent hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of the Loan Parties and other information that will allow Agent to identify such person in accordance with the Act and any other applicable Law. The Loan Parties are hereby advised that any Term Loans hereunder are subject to satisfactory results of such verification.
13.6
Counterparts, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan

Documents by fax or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by fax or other electronic method of transmission shall in a timely manner also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
13.7
Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of Administrative Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties, any Subsidiary thereof, or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties, any Subsidiary thereof, provided that, in the case of information received from any Loan Party, any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or any Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

SECTION 14.
CONTINUING GUARANTY
14.1
Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees to Agent and Lenders, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment and performance when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Loan Parties to the Credit Parties (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Credit Parties in connection with the collection or enforcement thereof) (the “Guarantied Obligations”). Agent’s books and records showing the amount of the Guarantied Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Guarantied Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantied Obligations or any instrument or agreement evidencing any Guarantied Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantied Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
14.2
Rights of Lenders. Each Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantied Obligations; (c) apply such security and direct the order or manner of sale thereof as Agent and the Lenders in their sole discretion may determine; (d) release or substitute one or more of any endorsers or other guarantors of any of the Guarantied Obligations and (e) increase the amount of the Guaranteed Obligations or any portion thereof, or make any new or additional loans or extensions of credit (whether of the same type(s) and/or different or additional type(s) as the loans and extensions of credit available to the Loan Parties under the Loan Documents/Guaranteed Obligations as of the date hereof) or increase the rates or amounts of any interest on and/or fees on or with respect to or included in the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor.
14.3
Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrowers or any other Obligor or guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of Borrowers; (b) any defense based on any claim that any Guarantor’s obligations exceed or are more burdensome than those of Borrowers; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against Borrowers, proceed against or exhaust any security for the Guarantied Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.
14.4
Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantied Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.
14.5
Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until payment in full of the Obligations. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Obligations, whether matured or unmatured.
14.6
Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guarantied Obligations now or hereafter existing and shall remain in full force and effect until payment in full of the Obligations. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrowers or any Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Guarantied Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
14.7
Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the other Loan Parties owing to each Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the other Loan Parties to any Guarantor as subrogee of the Credit Parties or resulting from any Guarantor performance under this Guaranty, to the payment in full of the Obligations. If the Credit Parties so request, any such obligation or indebtedness of the other Loan Parties to any Guarantor shall be enforced and performance received by any Guarantor as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Guarantied Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.
14.8
Stay of Acceleration. If acceleration of the time for payment of any of the Guarantied Obligations is stayed, in connection with any case commenced by or against any Guarantor or any of the other Loan Parties under any Insolvency Proceeding, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Credit Parties.
14.9
Condition of Loan Parties. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Loan Parties and any other guarantor such information concerning the financial condition, business and operations of the Loan Parties and any such other guarantor as each Guarantor requires, and that none of the Credit Parties has any duty, and no Guarantor is relying on the Credit Parties at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of the Loan Parties or any other guarantor (each Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).
14.10
Limitation of Guaranty. Notwithstanding anything to the contrary herein or otherwise, the Loan Parties, Agent and the Lenders hereby irrevocably agree that the Guarantied Obligations of each Guarantor in respect of the guarantee set forth in this Section 14 at any time shall be limited to the maximum amount as will result in the Guarantied Obligations of such Guarantor not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in this Section 14 and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.

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